Registration No. 333-121880
As filed with the Securities and Exchange Commission on September 28, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINOFRESH HEALTHCARE, INC.
(Name of small business issuer in its charter)

FLORIDA	7389	65-1082270
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification
Incorporation or Organization)	Classification Number)	Number)
516 Paul Morris Dr.
Englewood, FL 34223
(941) 681-3100
(Address and telephone of principal executive offices and principal place of business)
Charles A. Fust
Chief Executive Officer
SinoFresh HealthCare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223
(941) 681-3100
(Name, address and telephone number of agent for service)
Copies of all communication to be sent to:
Alfred G. Smith
Shutts & Bowen, LLP
1500 Miami Center
201 South Biscayne Blvd
Miami, FL 33131
Telephone: (305) 379-9147
Facsimile: (305) 381-9982
Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(A), may determine.

PROSPECTUS
          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
Subject to Completion Dated September _____, 2005
[10,041,153] SHARES OF COMMON STOCK
TO BE OFFERED BY CERTAIN HOLDERS OF SECURITIES OF
SINOFRESH HEALTHCARE, INC.
          This prospectus relates to [10,041,153] shares of common stock of SinoFresh HealthCare, Inc. which may be offered by the selling shareholders listed in this prospectus for their own accounts. The shares offered include [3,327,273] shares of our common stock issuable upon conversion of outstanding secured convertible debentures, [1,663,650] shares of our common stock that may be issued on account of any interest or anti-dilution adjustments relating to the debentures, [4,031,740] shares of our common stock issuable upon exercise of outstanding common stock purchase warrants and [1,018,490] shares of our common stock held by certain of our shareholders.
          We are not selling any shares under this prospectus, and we will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. Pursuant to registration rights granted to the selling shareholders, we are obligated to register certain shares they hold or which they will acquire upon conversion of debentures or exercise of warrants. We are paying all the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.
          The shares of common stock being offered pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the Securities Act), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling shareholders to the public without restriction.
          The selling shareholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares in a section entitled “Plan of Distribution” on page 40. You should read this prospectus and any supplement carefully before you invest.
          Our common stock is traded on the OTC Electronic Bulletin Board under the symbol “SFSH.OB.” On September 21, 2005, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $0.36 per share.
          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is _________, 2005.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

PROSPECTUS SUMMARY
     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “SinoFresh” or the “Company,” “we,” “us,” and “our,” we mean SinoFresh HealthCare, Inc., a Florida corporation, together with our subsidiary, SinoFresh Corporation. This prospectus contains forward-looking statements and information relating to the Company. See Cautionary Note Regarding Forward Looking Statements on page 11.
The Company
     We are a pharmaceutical company engaged in the research, development and marketing of novel therapies to treat inflammatory and infectious diseases and disorders of the upper respiratory system. We distributed SinoFresh™ Nasal & Sinus Care, our first commercial product, in a limited geographical area in Florida until May 2003 at which time we entered into an agreement with a national marketing firm to obtain national distribution of our nasal product through various national drugstores and grocery store chains.
     In 2003 and 2004, all of our revenues were derived from the sale of our SinoFresh™ Nasal & Sinus Care product in the United States. The principal outlets for this product currently include national drug and food chain stores, mainly Wal-Mart, CVS, Osco Drug, Publix Super Markets, Rite Aid, Sav-on Drugs and Walgreens. We are seeking to expand our retail distribution network to include the remainder of the chain stores we are already servicing, other national food and drug chain stores and a significant number of independent pharmacies which we are planning to reach through master brokers. In July 2005, we began shipments of our newest product, SinoFresh™ Daily Throat Spray, through our existing distribution network.
     The Company’s SinoFresh™ Nasal & Sinus Care product has been marketed under the oral monograph system of the U.S. Food and Drug Administration (FDA) that is applicable to certain over-the-counter (OTC) drugs since the filing of a petition with the FDA in March 2003. In a series of rulemakings begun in 1972, the FDA reviews data on classes of OTC drugs and issues final rules in the form of monographs that set out the classes and conditions under which an OTC drug may be marketed, without the necessity of FDA pre-approval. The Company’s petition requested the FDA to reopen the tentative monograph for OTC oral antiseptic health care products to allow for submission of additional data that, if the FDA accepted and incorporated into a final regulation, would have allowed an OTC drug to: be administered nasally, contain the common antiseptic ingredient cetylpyridinium chloride (CPC) in certain concentrations, and make claims that the drug was an “antiseptic.” The FDA first issued a letter to the Company stating that the petition was not a priority for the agency. Having petitioned for inclusion in the pending oral antiseptic health care monograph, and based upon its understanding of FDA policies governing OTC drugs subject to rulemakings that are not final, the Company proceeded to market its SinoFresh™ Nasal & Sinus Care product as an OTC oral antiseptic drug product (in addition to emphasizing the product’s cosmetic, cleansing and refreshing benefits).
     On April 21, 2005, the FDA issued a letter to the Company denying the petition and concluding that it would not include a CPC-containing nasal spray in the agency’s pending rulemaking for OTC oral antiseptic health care products. The result is that the Company can no longer make claims in its marketing materials or labeling that its nasal spray is an OTC oral antiseptic that reduces bacteria and mold in the sinus cavity. The Company has revised its marketing materials and labeling and will be marketing its nasal spray only as a health and beauty aid, focusing on the product’s cosmetic, cleansing and refreshing benefits. The new product will also be reformulated by lowering the concentration of the main antiseptic ingredient below the commonly accepted drug level. Accordingly, we have changed the name of this product to SinoFresh™ Nasal Mist.
     The Company believes that the changes in formulation, marketing materials and re-labeling will not adversely affect the Company’s ability to produce and deliver this product to our customers. The Company also believes that these changes will not adversely affect the demand for this product. The Company has periodically conducted marketing studies (e.g., focus groups), and based on those findings, the Company has concluded that consumers purchasing the Company’s nasal spray were not purchasing the product based on oral antiseptic claims, nor were they particularly aware of these claims. Instead, the consumers appeared to focus on the product’s cosmetic, cleansing and refreshing benefits. None of these characteristics will be affected by the changes to the product and its packaging.
     After evaluating the Company’s options for the marketing of its nasal spray, management has elected to follow a course similar to that of numerous successful health and beauty aid products and emphasize the nasal spray’s many non-therapeutic cleansing and moisturizing benefits. However, this decision does not impact the Company’s plans to market its other drug products under FDA requirements applicable to OTC drugs. Additionally, the Company is continuing the New Drug Application (NDA) process for a therapeutic nasal spray, requesting the FDA to approve a nasal spray indicated for treatment of and/or reduction in the symptoms of certain diseases. Pursuant to the Company’s request, a meeting was held with the FDA in August 2005 to discuss an Investigational New Drug Application for its nasal spray. The results of the meeting will allow the Company to better define the pathway forward, in terms of time and costs, to gain new drug approval. Successful completion of the required clinical studies will allow the Company to market its nasal spray as a prescription drug for the treatment of the certain diseases. Conducting clinical trials and obtaining FDA approval for any pharmaceutical product requires substantial resources (including additional capital) and may take several years. There is no assurance that FDA will approve an NDA for the Company’s therapeutic nasal spray or any other Company product or that the Company can obtain sufficient funding to underwrite the cost of obtaining FDA approval.
     While the Company will focus on marketing its product in the Western Hemisphere, it intends to sell and distribute its products through joint ventures, partnerships and strategic relationships throughout the world. Distribution abroad may involve direct shipments, foreign-based manufacturing, and licensing. Charles Fust, the inventor of the SinoFresh™ products, transferred to the Company his three U.S. patents issued by the U.S. Patent & Trademark Office for the Company’s proprietary composition for freshening the nostrils and sinus cavities. He has also transferred to the Company various foreign patents and patent applications relating to that proprietary composition. The Company also has a patent pending on a new proprietary over-the-counter (OTC) product for the treatment of otitis. Currently, the Company has under development several new drugs for upper respiratory disorders and related diseases.
     In December 2004, we received financing in the amount of $1,830,000 through the sale of two-year 6% senior secured convertible debentures and warrants to purchase 1,983,645 shares of our common stock in a private placement (including warrants to our placement agent). The financing was arranged primarily to support our 2005 marketing and media plan. The plan featured entertainer Ed McMahon, himself a longtime sinus sufferer, in a variety of promotional vehicles including national print, cable television and radio advertising, as well as personal appearances at healthcare industry events. Additionally, the funds were used to pay off our then senior secured creditor and for general corporate purposes.
     Our predecessor, SinoFresh HealthCare, Inc., a Delaware corporation (“SinoFresh-Delaware”), was formed on October 15, 2002. It acquired certain assets of SinoFresh Laboratories, Inc., an Alabama corporation, effective November 15, 2002. In September 2003, we acquired SinoFresh-Delaware by merger of SinoFresh-Delaware into our wholly-owned subsidiary, SinoFresh Acquisition Corp., a Florida corporation, which is now our operating subsidiary bearing the name SinoFresh Corporation. As a result of the merger, the former shareholders of SinoFresh-Delaware obtained a majority ownership and voting control of our outstanding capital stock. Further, a majority of the former officers and directors of SinoFresh-Delaware also obtained management control of our company.
     Prior to our acquiring SinoFresh-Delaware, we operated as e-Book Network, Inc. and sold books over the Internet. e-Book was originally a division of e-Miracle, Inc. e-Miracle, Inc. was incorporated in July 1999 and was an online service provider and Internet shopping mall developer. Due to under-capitalization and credit problems, e-Miracle filed a Chapter 11 Bankruptcy proceeding in the United States Bankruptcy Court. We were a division of e-Miracle when e-Miracle filed bankruptcy. Subsequently, we incorporated as a Florida corporation pursuant to and in accordance with the Chapter 11 Plan of Reorganization.

Contact Information
     Our principal operations and executive offices are located at 516 Paul Morris Drive, Englewood, FL 34223 and our telephone number is ((941) 681-3100. We also maintain a web site at www.sinofresh.com. The information on our web site is not, and should not be considered to be part of this prospectus.
The Offering

Common stock offered by the selling shareholders	Up to [10,041,153] shares

Common stock outstanding as of September 21, 2005	[14,478,936] shares

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered by this prospectus. See “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of common stock by the selling shareholders. However, to the extent there are cash exercises of warrants, we will receive proceeds from such warrant exercises.

OTC Electronic Bulletin Board Symbol	SFSH.OB
Summary Financial information
     The following table provides selected consolidated financial and operating data for the years ended December 31, 2004 and 2003, and the six months ended June 30, 2005 and 2004:
          Statement of Operations Data

	Six Months Ended	Six Months Ended		Year Ended
	June 30,	June 30,	Year Ended	December 31,
	2005	2004	December 31, 2004	2003

Revenue, net	$1,320,830	$2,115,432	$3,564,514	$1,830,195
Gross Profit	946,037	1,625,073	2,621,891	1,222,429
Loss From Operations	1,306,823	1,495,805	2,448,651	3,692,188
Net Loss	1,623,472	1,477,936	3,706,280	3,769,315
          Balance Sheet Data

	June 30,		December 31,
	2005	2004	2004	2003

Current Assets	$754,001	$398,272	$2,133,357	$1,360,653
Current Liabilities	2,141,217	2,213,128	2,341,486	1,957,208
Total Assets	5,753,835	5,574,438	7,366,621	6,665,473
Long Term Debt	1,447,861	72,957	1,307,077	83,851
Stockholders’ Equity	2,164,757	3,288,353	3,718,058	4,624,414

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and the financial statements included herein before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected, and you may lose all or part of your investment in the stock. This section includes or refers to forward looking statements. You should refer to the explanations of the qualifications and limitations on forward-looking statements discussed in “Cautionary Note Regarding Forward-Looking Statements.”
     Risks Related to our Business
          We have incurred substantial losses and we have a negative cash flow from operations and negative working capital. We have incurred substantial losses since inception. We have also incurred negative cash flow from operations during each of the last two fiscal years as well as the first six months of 2005. As of December 31, 2004, we had negative working capital of $209,129. As a result, our auditors qualified their report on our financial statements for the year ended December 31, 2004 with respect to our ability to continue as a going concern During the first six months of 2005, our negative working capital position grew to $1,387,216 . In light of the foregoing, we need to obtain additional external financing in order to continue as a going concern. There can be no assurance that any additional financing will be available, or if available, that it will be on terms and conditions favorable to us.
          We have a limited relevant operating history, and we may not be able to achieve profitability. Our company has had a cumulative net loss from inception. Our needs for continued expenditures for product research and development and marketing, among other things, will make it difficult for us to reduce our operating expenses in order to deal with lack of sales growth or unanticipated reductions in existing sales. Our failure to balance expenditures in any period with sales could have an adverse effect on results of operations.
          We have a limited relevant operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new company and the development of new products in established and crowded markets in a highly-competitive consumer industry, such as the U.S. pharmaceutical industry. There are also risks, expenses and difficulties encountered in the shift from development to commercialization of new products. There can be no assurance that we will be able to implement successfully our development, manufacturing, and marketing strategies, generate meaningful revenues, or attain or maintain profitable operations. The possibility of our future success must be considered relative to the problems, challenges, complications and delays frequently encountered in connection with the development and operation of a new business, and the development and marketing of relatively new health care products such as the SinoFresh products.
          We will need significant additional financing to implement our business plan. We need additional financing to meet our working capital requirements and to implement our business objectives such as marketing, research and development on new products, conducting focus group studies and clinical trials. There is no assurance that we will succeed in obtaining additional financing or if additional financing is available, that it will be on terms favorable to us.
          Substantially all of our assets, including U.S. patents, are collateral for loans to SinoFresh by third parties. The debentures issued in the recent debt financing are collateralized by substantially all of our assets, including our patents. The debentures are convertible into common stock, contain anti-dilution provisions and until the debentures are paid in full, prohibit us from incurring other indebtedness without the consent of the debenture holders, except for borrowings in existence on the date of the debenture financing or indebtedness to trade creditors or financial institutions incurred in the ordinary course of business. The maturity date of the debentures is December 6, 2006. The debentures bear interest at 6% per annum and interest only payments are payable quarterly. If we default on the payment terms or other provisions of the debentures, there is no assurance that we will be able to successfully negotiate new terms favorable to us. In that event, the lenders may elect to accelerate the payment terms and may exercise their right against our collateral, including our patents, which would have material adverse consequences to our business and operations.

          If an event of default occurs under any one of the debentures, it could result in a serious problem for us and cause us to curtail our operations or sell some of our assets to repay all of the debentures. Effective December 6, 2004, we issued convertible debentures to nine investors in the aggregate principal amount of $1,830,000. Each debenture provides for the following events of default, and a default under one debenture is deemed a default under all debentures:
     -  failure to pay interest and principal payments when due;
     -  a breach by us of any material covenant in the debenture, the related warrant or the securities purchase agreement that is not cured within 10 days of a holder’s notice to us of the breach;
     -  a breach of any material representation and warranty in the debentures or any other agreement or document issued by us in connection with the issuance of the debentures, which breach has or will have a material adverse effect on the rights of the holders of the debenture with respect to the debenture and the related securities purchase agreement or the registration rights agreement;
     -  we or our subsidiary makes an assignment for the benefit of creditors, or a receiver or a trustee is appointed for us or our subsidiary;
     -  any form of bankruptcy or insolvency proceeding is instituted by or against us or our subsidiary;
     -  our failure to timely deliver shares of common stock when due upon conversion of the debentures;
     -  any judgment, writ or similar process is entered or filed against us or our subsidiary or any of our property or other assets for more than $50,000, and shall remain not vacated, bonded or stayed for a period of 20 days, unless otherwise consented to by the holders of the debentures, which consent may not be unreasonably withheld;
     -  our common stock is no longer quoted on the OTCBB or an equivalent replacement exchange, or, if applicable, the Nasdaq, the NYSE or AMEX;
     -  a failure to obtain effectiveness of the registration statement within 60 days from the date it is filed with the SEC or 135 days if the SEC reviews the registration statement (this requirement has been met as of this filing);
     -  the occurrence and continuance of a default under any other of the debentures.
          If we default on the debentures and the holders accelerate the maturity date, we will be required to pay the higher of:
          (a) 125% multiplied by the Default Sum (with “Default Sum” defined as the sum of (i) the then outstanding principal plus (ii) the accrued and unpaid interest plus (iii) accrued and unpaid default interest plus (iv) any amounts owed under the registration rights agreement among the Company and the holders of the debentures); or
          (b) the parity value of the Default Sum, where the “parity value” is equal to product of (i) the highest number of shares of common stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with the conversion provisions of the debentures, multiplied by (ii) the market price for the common stock during the period beginning on the date of the first occurrence of an event of default and ending on the day prior to the date such default payment is to be paid.
          If the default payment is not made within 5 business days of written demand for same by the holder of the debentures, the holders have the right at any time, so long as we remain in default, to require us to issue, in lieu of the default payment, the number of shares of common stock equal to the default payment divided by the conversion price then in effect.

          The cash required to pay these amounts will most likely come out of our working capital. Since we rely on our working capital for day-to-day operations, a default under any of the debentures could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.
          We may not be able to off-set all of our net operating loss carry-forwards against future income. At December 31, 2004, net operating losses available to be carried forward for federal income tax purposes were approximately $9.4 million expiring in various amounts through 2024. Utilization of our net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitation could result in the expiration of the net operating loss before utilization, which would subject the Company to have more tax liability than if it had been able to off-set the net operating losses against income.
          Our ability to implement our business plan depends on our ability to attract and retain key personnel. Our future success will depend to a significant extent on the continued services of the current officers and other necessary personnel, particularly Mr. Fust, the Chairman of our board of directors and Chief Executive Officer. The loss of Mr. Fust would likely have a significantly detrimental effect on our business. We have obtained key man life insurance policies on the life of Mr. Fust in the amount of $400,000.
          Our Vice President of Research & Development, Mr. DuPont, has notified us that he will resign as an officer as of September 30, 2005. We plan to reallocate his duties among the existing officers of the Company. Although we believe that these officers will be able to substantially fulfill Mr. DuPont’s duties, the loss of Mr. DuPont may have an adverse impact on the Company.
          Our prospects will also depend on our ability to attract and retain highly qualified sales, marketing, and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to employ or retain such personnel.
          If the SinoFresh products do not gain widespread market acceptance, results of operations will suffer. The Company’s original product, SinoFresh™ Nasal & Sinus Care was sold and marketed as an over-the-counter drug. It has been reformulated and is now being sold and marketed as a health and beauty aid. Management cannot be certain that this change in status will achieve widespread acceptance by the market. Additionally, if any unanticipated problem arises concerning the efficacy of SinoFresh™ Daily Throat Spray or any of the other new products we may bring to market, or if one or more of these products fails to achieve widespread market acceptance because of a lack of marketing capital or for any other reason, our operating results and prospects would be materially adversely affected.
          Unanticipated problems associated with product development and commercialization could adversely affect our operating results. The successful development of our existing and new products is subject to the risks of failure and delay inherent in the development and commercialization of products based on innovative technologies. These risks include the possibilities that:
•	we may experience unanticipated or otherwise negative research and development results;

•	existing or proposed products may be found to be ineffective or unsafe, or may otherwise fail to receive required regulatory clearances or approvals;

•	we may find that existing or proposed products, while effective, are uneconomical to commercialize or market;

•	existing or proposed products may not achieve broad market acceptance; or

•	proprietary rights held by third parties preclude us from developing or marketing existing or proposed products.
          Our inability to develop and commercialize our existing products or any new products on a timely basis and within our financial budgets could have a material adverse effect on operating results and future prospects.

          FDA and other government regulation may restrict our ability to sell our products. We are subject to various federal, state and local laws and regulations affecting our business. Our products are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. If we do not comply with these regulations, the FDA could force us to stop selling the affected products or require us to incur substantial costs in adopting measures to maintain compliance with these regulations. Our advertising claims regarding our products are subject to the jurisdiction of the FTC as well as the FDA. In both cases we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products. If we are unable to provide the required support for such claims, the FTC may stop us from making such claims or require the company to stop selling the affected products.
          Our inability to provide scientific proof for product claims may adversely affect sales. The marketing of SinoFresh™ Daily Throat Spray involves claims that the product kills germs and bacteria. Under the FDA and Federal Trade Commission (FTC) rules, we are required to obtain scientific data to support any health claims we make concerning these products. Although we have conducted independent clinical tests and provided scientific data to the FDA in support of claims regarding these products, we may be required to provide additional data in the future. In such an event, we cannot be certain that the scientific data we have obtained or will obtain in support of our claims will be deemed acceptable to the FDA or FTC. If the FDA or the FTC requests any supporting information, and we are unable to provide support that is acceptable to the FDA or the FTC, either agency could require us to stop making the claims in question or restrict us from selling the affected products.
          We may fail to compete effectively against larger companies. The consumer health products industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of both traditional and innovative health care products, including sinus products. Many of these companies have much greater financial and technical resources and production and marketing capabilities than we do. Further, many of these companies have already achieved significant product acceptance and brand recognition with respect to products that compete directly with the SinoFresh products. Our competitors may successfully develop and market superior or less expensive products, which could render the current SinoFresh product and other future SinoFresh products less valuable or unmarketable.
          If we are unable to protect our intellectual property or if we infringe on the intellectual property of others, our financial condition and future prospects could be materially harmed. We rely significantly on the protections afforded by patent and trademark registrations that we routinely seek from the U.S. Patent and Trademark Office (USPTO) and from similar agencies in foreign countries. We cannot be certain that any patent or trademark application that is filed will be approved by the USPTO or other foreign agencies. In addition, we cannot be certain that we will be able to successfully defend any trademark, trade name or patent that we hold against claims from, or use by, competitors or other third parties. No consistent policy has emerged from the USPTO or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology and similar patents. Our future success will depend on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected. In addition to seeking patent protection, we rely upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of our proprietary information or that our competitors will not independently develop technology or trade secrets that compete with our proprietary information.
          We may incur significant costs resulting from product liability claims. We would be subject to significant liability should use or consumption of our products cause injury, illness or death. Although we carry product liability insurance, there can be no assurance that our insurance will be adequate to protect us against product liability claims or that insurance coverage will continue to be available on reasonable terms. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses and lowering earnings. Such a claim, whether or not proven to be valid, could have a material adverse effect on product branding and goodwill, resulting in reduced market acceptance of our products. This in turn could materially adversely affect our results of operations and financial condition.
          We do not have manufacturing capabilities. We currently do not have the physical or personnel resources to independently manufacture our product or any other products that we may develop. We currently outsource all of our product manufacturing and packaging operations and intend to continue this outsourcing for the foreseeable future. If we are unable to maintain suitable arrangements for manufacturing of our SinoFresh product or any other products, or if our third party contractors fail to adequately perform their manufacturing operations, our sales and related financial results could be materially adversely affected. If, in the future, we decide to establish our own manufacturing facilities, we will require substantial additional funds and significant additional personnel to undertake such operations. We cannot be certain that such funding or a sufficient number of such qualified persons will be available.
          Return of a significant amount of product could harm our business. Our product has a 30-day, unconditional, money back guarantee. Any consumer, who is not satisfied with our product within this time period for any reason, or no reason at all, may return it or any unused portion for a full refund. Most large retail chains have their own established policies for product returns and we intend to fully comply with these policies as well.
          We believe product returns will be less than one percent (1%) of sales, but there can be no assurance that actual levels of returns will not significantly exceed the amounts anticipated. Should an adverse reaction to any of our products occur affecting a significant number of customers, a product “recall” could occur which could materially impact our financial condition and our ability to successfully re-enter the market following the recall. Additionally, although we will not directly engage in the manufacture of any product we market and sell, we could be exposed to product liability claims from faulty manufacture.
          We may be required to indemnify our directors and officers. We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation require SinoFresh to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We maintain officer’s and director’s liability insurance coverage with limits of liability of $5,000,000. There can be no assurance that such insurance will be available in the future, or that if available, it will be available on terms that are acceptable to us. Furthermore, there can be no assurance that the insurance coverage provided will be sufficient to cover the amount of any judgment awarded against an officer or director (either individually or in the aggregate). Consequently, if such judgment exceeds the coverage under the policy, SinoFresh may be forced to pay such difference.
          We may have certain financial exposure if there was not an exemption from registration for the issuance of securities in connection with the acquisition by merger of our predecessor. In 2003, we issued 10,768,490 shares of common stock, 858,170 shares of Series A preferred stock, 1,500,000 shares of Series B preferred stock, and 1,218,711 shares of Series C preferred stock in connection with the acquisition by merger of our predecessor. We have been unable to obtain documentation which conclusively establishes that the issuance of these shares was exempt from registration under the Securities Act of 1933. Because this documentation is not available, it is possible that our issuance of shares in connection with the merger may not have been in compliance with the registration provisions of the federal and state securities laws. As a result, we could be exposed to claims for rescission by shareholders who received shares in the merger. Although we would vigorously defend against any such actions, litigation may be costly and there is no assurance of the outcome. If the Company were not successful in the defense of these claims, the cost of repurchasing the shares could be material.
          Risks Related to Our Common Stock
          The large number of shares eligible for immediate and future sales may depress the price of our stock. Our Articles of Incorporation authorize the issuance of 500,000,000, shares of common stock, no par value per share, and 200,000,000 shares of preferred stock, no par value per share. As of September 21, 2005, we had outstanding 14,478,936 shares of common stock, of which 10,768,490 shares became available for public resale under Rule 144 in September 2004. Also as of September 21, 2005, we had outstanding a total of 3,193,295 shares of Series A, B and C preferred stock which are convertible into a total of 5,562,795 shares of common stock, all of which common shares became eligible for public resale under Rule 144 in September 2004. We have reserved 3,000,000 shares of common stock for issuance in respect of option grants under our stock option plan. From those available shares, outstanding options have been granted for 1,491,250 shares of common stock, and there remain available for options under the plan 1,508,750 shares of common stock. In addition, there are 317,681 shares of common stock that are issuable upon exercise of stock options issued to independent consultants pursuant to commitments previously made by our predecessors. There are 4,287,115 shares that are issuable upon exercise of outstanding warrants, and 3,327,273 shares that are issuable upon conversion of debentures, and up to 1,663,650 shares that may be issued under the debentures on account of interest or anti-dilution adjustments. The outstanding warrants and options contain exercise prices ranging from $0.29 to $7.00. Therefore, the desire of the holders of those warrants and options to sell will depend on the market price of our common stock at any given time. Further, if we default under the terms of the debentures, we may be required to issue additional common stock to the debenture holders if we fail to make the default payment stated in the debentures. Sales of substantial amounts of our common stock in the open market, including sales of the shares offered for resale in this prospectus, could adversely affect the market price of our common stock.
          Our board of directors has the authority to issue additional shares of common stock and preferred stock up to the authorized amount stated in our Articles of Incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of SinoFresh.
          The sale of the stock associated with this offering will cause significant dilution to existing shareholders, which may cause a decline in the market price of our stock. The selling shareholders intend to sell in the public market the shares of common stock being registered in this offering. However, of that amount, 4,031,740 shares are subject to issuance upon exercise of warrants that have exercise prices ranging from $0.29 to $7.00 per share. The desire of the holders of those warrants to sell will depend on the market price of our common stock at any given time. In addition, this registration statement includes 1,018,490 outstanding common shares. This registration statement also includes 3,327,273 shares that are issuable upon conversion of outstanding debentures, at a conversion rate of $0.55 per share, without further payment for those shares. Further, this registration statement includes an additional 1,663,650 shares of common stock that may be issued on account of interest or anti-dilution adjustments relating to the debentures. A substantial number of shares being sold in the market may cause our stock price to decline.
          The price of our common stock may continue to be volatile. The market price of our common stock, which is quoted for trading on the OTC Electronic Bulletin Board, has been highly volatile and may continue to be volatile in the future. Any or a combination of the following factors could cause the market value of our common stock to decline quickly:
•	operating results that differ from market expectations;

•	negative or other unanticipated results of clinical trials or other testing;

•	delays in product development;

•	technological innovations or commercial product introductions by our competitors;

•	changes in government regulations;

•	developments concerning proprietary rights, including pending or threatened patent litigation;

•	public concerns regarding the safety of any of our products; and,

•	general economic and stock market conditions.
          Since the inception of trading activities in September 2003, the stock market has experienced, and it may continue to experience, significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many small capitalization companies that are not yet profitable or that experience low or inconsistent earnings. Often, the affect on the price of such securities is disproportionate to the operating performance of such companies. In our case, such broad market fluctuations may adversely affect your ability to dispose of your shares at a price equal to or above the price at which you purchased such shares.
          Our common stock may be subject to penny stock regulation, which may make it difficult for investors to sell our common stock. The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Our common stock will likely be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Accordingly, holders of our common stock may find it difficult to sell their shares, if they are able to do so at all.
          We do not expect to pay dividends for the foreseeable future. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.
          Our preferred stock may cause dilution. Our Articles of Incorporation authorize the issuance of up to 200,000,000 shares of “blank check” preferred stock with such rights and preferences as our board of directors, without further shareholder approval, may determine from time to time. Of these preferred shares, 858,170 shares are designated as Series A preferred stock, 1,500,000 shares are designated as Series B preferred stock, and 1,250,000 shares are designated as Series C preferred stock. As of September 21, 2005, we had 823,795 shares of outstanding Series A preferred stock; 1,500,000 shares of outstanding Series B preferred stock; and 869,500 shares of outstanding Series C preferred stock. Series A preferred stock is convertible into common and has voting rights with the common, on a one-for one basis. The Series B and Series C preferred stock are convertible into common stock and have voting rights with the common stock on a one for two basis. As of September 21, 2005, a total 5,562,795 shares of common stock issuable upon conversion of all of our outstanding preferred stock are eligible for public resale under Rule 144. Furthermore, each share of Series A, Series B and Series C preferred stock has a liquidation preference of $2.00 per share on an as converted basis before any holders of common would be entitled to receive payment for their shares or dividends upon a liquidation of SinoFresh. As of September 21, 2005, there remained 196,806,705 shares of authorized but undesignated and unissued shares of preferred stock that may be sold in the future and that can, at the discretion of our board of directors, be designated as another series of preferred stock with dividend, liquidation, conversion, voting or other rights and preferences that are senior, and not available, to the holders of our common stock. Thus, issuances of new series of preferred stock could adversely affect the relative voting power, distributions and other rights of the common stock. Holders of our common stock could realize less than the amount of dividends and/or distributions to which they would otherwise be entitled.

          Further, preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of SinoFresh. If we issue “blank check” preferred stock, it could have a dilutive effect upon our common stock. This would decrease the chance that our shareholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of SinoFresh’s management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under the section entitled “Risk Factors”.
     The identification in this prospectus of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
     In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s web site, http://ww.sec.gov, contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. Information contained on our website should not be considered part of this prospectus.
     You may also request a copy of our filings at no cost by writing or telephoning us at:
SinoFresh HealthCare, Inc.
560 Paul Morris Drive
Englewood, Florida 32809
Attention: Scott M. Klein
Telephone: 941-681-3100
USE OF PROCEEDS
     This prospectus relates to shares of common stock that may be offered and sold from time to time by the selling shareholders. There will be no proceeds to the Company from the sale of shares of common stock in this offering, except upon exercise of the warrants. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling shareholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling shareholders.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Overview
     SinoFresh HealthCare, Inc. is a pharmaceutical company engaged in the research, development and marketing of novel therapies to treat inflammatory and infectious diseases of the upper respiratory system. In 2004 and 2005, all of our revenues were derived from the sale of our SinoFresh™ Nasal & Sinus Care product in the United States. The principal outlets for this product currently include national drug and food chain stores, mainly Wal-Mart, CVS, Osco Drug, Publix Super Markets, Rite Aid, Sav-on Drugs and Walgreens. We are seeking to expand our retail distribution network to include the remainder of the chain stores we are already servicing, other national food and drug chain stores and a significant number of independent pharmacies which we are planning to reach through master brokers. In July 2005, we began shipments of our newest product, SinoFresh™ Daily Throat Spray, through our existing distribution network.
     The Company’s SinoFresh™ Nasal & Sinus Care product has been marketed under the oral monograph system of the U.S. Food and Drug Administration (FDA) that is applicable to certain over-the-counter (OTC) drugs since the filing of a petition with the FDA in March 2003. In a series of rulemakings begun in 1972, the FDA reviews data on classes of OTC drugs and issues final rules in the form of monographs that set out the classes and conditions under which an OTC drug may be marketed, without the necessity of FDA pre-approval. The Company’s petition requested the FDA to reopen the tentative monograph for OTC oral antiseptic health care products to allow for submission of additional data that, if the FDA accepted and incorporated into a final regulation, would have allowed an OTC drug to: be administered nasally, contain the common antiseptic ingredient cetylpyridinium chloride (CPC) in certain concentrations, and make claims that the drug was an “antiseptic.” The FDA first issued a letter to the Company stating that the petition was not a priority for the agency. Having petitioned for inclusion in the pending oral antiseptic health care monograph, and based upon its understanding of FDA policies governing OTC drugs subject to rulemakings that are not final, the Company proceeded to market its SinoFresh™ Nasal & Sinus Care product as an OTC oral antiseptic drug product (in addition to emphasizing the product’s cosmetic, cleansing and refreshing benefits).
     On April 21, 2005, the FDA issued a letter to the Company denying the petition and concluding that it would not include a CPC-containing nasal spray in the agency’s pending rulemaking for OTC oral antiseptic health care products. The result is that the Company can no longer make claims in its marketing materials or labeling that its nasal spray is an OTC oral antiseptic that reduces bacteria and mold in the sinus cavity. The Company is revising its marketing materials and labeling and will be marketing its nasal spray only as a health and beauty aid, focusing on the product’s cosmetic, cleansing and refreshing benefits. The new product will also be reformulated by lowering the concentration of the main antiseptic ingredient below the commonly accepted drug level. Accordingly, we have changed the name of this product to SinoFresh™ Nasal Mist.
     The Company believes that the changes in formulation, marketing materials and re-labeling will not adversely affect the Company’s ability to produce and deliver this product to our customers. The Company also believes that these changes will not adversely affect the demand for this product. The Company has periodically conducted marketing studies (e.g., focus groups), and based on those findings, the Company has concluded that consumers purchasing the Company’s nasal spray were not purchasing the product based on oral antiseptic claims, nor were they particularly aware of these claims. Instead, the consumers appeared to focus on the product’s cosmetic, cleansing and refreshing benefits. None of these characteristics will be affected by the changes to the product and its packaging.
     After evaluating the Company’s options for the marketing of its nasal spray, management has elected to follow a course similar to that of numerous successful health and beauty aid products and emphasize the nasal spray’s many non-therapeutic cleansing and moisturizing benefits. However, this decision does not impact the Company’s plans to market its other drug products under FDA requirements applicable to OTC drugs. Additionally, the Company is continuing the New Drug Application (NDA) process for a therapeutic nasal spray, requesting the FDA to approve a nasal spray indicated for treatment of and/or reduction in the symptoms of certain diseases. The Company recently filed data with the FDA and requested a meeting to discuss an Investigational New Drug Application for a nasal spray – a prerequisite to the conduct of the clinical investigations necessary to support a NDA. This initial meeting with the FDA is expected to occur in August 2005. Assuming that the safety and efficacy of the nasal spray is demonstrated in these clinical studies, the Company would seek FDA approval of the nasal spray under an NDA. Conducting the clinical trials and obtaining FDA approval for any pharmaceutical product requires substantial resources (including additional capital) and may take several years. , There is no assurance that FDA will approve an NDA for the Company’s therapeutic nasal spray or any other Company product or that the Company can obtain sufficient funding to underwrite the cost of obtaining FDA approval.
     In December 2004, we secured financing in the amount of $1,830,000 through the sale of two-year 6% senior secured convertible debentures and warrants to purchase 1,983,645 shares of our common stock in a private placement (including warrants to our placement agent). The financing was arranged primarily to support our marketing and media plan for the first half of 2005. The plan features entertainer Ed McMahon, himself a longtime sinus sufferer, in a variety of promotional vehicles including national cable television commercials, radio and print advertising, and personal appearances at healthcare industry events. These marketing efforts commenced during the middle of the first quarter of 2005.
     In April 2005 we reached an agreement to broaden our research collaboration with the Lovelace Respiratory Research Institute (LRRI) by embarking on mammalian-based studies of the anti-infective properties of SinoFresh™ Nasal & Sinus Care. The new agreement was prompted by preliminary in vitro study results demonstrating strong evidence that this product can reduce the infectivity of common respiratory viruses including adenovirus and respiratory syncytial virus (RSV). Our original collaboration with LRRI, initiated in May of 2004 was designed to assess the virucidal properties of SinoFresh™. Viruses are widely recognized as the most frequent cause of acute respiratory infections and are a leading cause of child mortality worldwide.
     The Company outsources the manufacturing of its current products to an FDA approved contract-manufacturing facility that also produces private-label drugs for a number of major U.S. retail chains, including Wal-Mart.
     Prior to our acquiring SinoFresh-Delaware, we operated as e-Book Network, Inc. and sold books over the Internet. e-Book was originally a division of e-Miracle, Inc. e-Miracle, Inc. was incorporated in July 1999 and was an online service provider and Internet shopping mall developer. Due to under-capitalization and credit problems, e-Miracle filed a Chapter 11 Bankruptcy proceeding in the United States Bankruptcy Court. We were a division of e-Miracle when e-Miracle filed bankruptcy. Subsequently, we incorporated as a Florida corporation pursuant to and in accordance with the Chapter 11 Plan of Reorganization.
     The following information should be read in conjunction with the consolidated financial statements of SinoFresh and the notes thereto appearing elsewhere in this prospectus. Statements in this section and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 4.
Summary Financial information
     The following table provides selected consolidated financial and operating data for the years ended December 31, 2004, and 2003 and the six month periods ended June 30, 2005 and 2004:

     Statement of Operations Data

	Six Months Ended	Six Months Ended		Year Ended
	June 30,	June 30,	Year Ended	December 31,
	2005	2004	December 31, 2004	2003

Revenue, net	$1,320,830	$2,115,432	$3,564,514	$1,830,195
Gross Profit	946,037	1,625,073	2,621,891	1,222,429
Loss From Operations	1,306,823	1,495,805	2,448,651	3,692,188
Net Loss	1,623,472	1,477,936	3,706,280	3,769,315
     Balance Sheet Data

	June 30,		December 31,
	2005	2004	2004	2003

Current Assets	$754,001	$398,272	$2,133,357	$1,360,653
Current Liabilities	2,141,217	2,213,128	2,341,486	1,957,208
Total Assets	5,753,835	5,574,438	7,366,621	6,665,473
Long Term Debt	1,447,861	72,957	1,307,077	83,851
Stockholders’ Equity	2,164,757	3,288,353	3,718,058	4,624,414
Three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004.
     Revenues increased $649,111, from $183,863 to $832,974 for the three months ended June 30, 2004 and 2005, respectively. This increase from 2004 is primarily a result of an excess market supply at the end of first quarter of 2004 which reduced shipments for during the second quarter of 2004. Revenues were down $794,602, from $2,115,432 to $1,320,830 for the six months ended June 30, 2004 and 2005, respectively. There were several reasons for the overall decrease. First, the cough and cold season in 2005 was very mild compared to that of the previous year; second, there was a heavy emphasis on advertising in the fourth quarter of 2003 and throughout the first half of 2004 which greatly impacted revenues for the first half of 2004. In contrast, advertising in the fourth quarter of 2004 and first half of 2005 was significantly less due to cash constraints. Finally, revenues for 2004 were substantially increased due to the recognition of approximately $800,000 in pay-to-scan type sales. Shipments for these products took place primarily in the last quarter of 2003, but the sales recognition process had not been completed until 2004. We are no longer subject to these contingent sales arrangements. These factors were partially offset by more widespread distribution in 2005. The Company believes this expanded distribution will have a positive impact on sales during the remainder of 2005.
     Gross profit for the three months ended June 30, 2005 was $607,960 (or 73%), compared to $102,060 (56%) for the three months ended June 30, 2004. Gross profit for the six months ended June 30, 2005 was $946,037 (or 72%), compared to $1,625,073 (77%) for the six months ended June 30, 2004. The percentage differences relate primarily to co-op charges which are offset against revenues. Co-op programs associated with large national retailers are not necessarily a variable of revenues. Co-op fees vary based on agreed upon programs. In 2005 many of the planned programs are scheduled for the second half of the year as opposed to being more evenly disbursed as in 2004.
     Salaries and other compensation expenses decreased $71,468, from $312,957 to $241,489 for the three months ended June 30, 2004 and 2005, respectively and decreased $107,137 from $620,437 to $513,300 for the six months ended June 30, 2004 and 2005, respectively. These decreases are a result of specific reductions in personnel occurring in the latter part of 2004 through the first half of 2005. Such reductions were made in order to streamline the organization and to control administrative costs.

     Professional fees decreased $251,955, from $444,768 to $192,813 for the three months ended June 30, 2004 and 2005, respectively and decreased $357,781, from $841,323 to $483,542 for the six months ended June 30, 2004 and 2005, respectively. Second quarter and year to date decreases relate to certain consulting arrangements which were ultimately terminated by the end of 2004 and costs associated with litigation activity beginning in the first quarter of 2004 which substantially came to an end by mid-second quarter of 2005. Year to date decreases are also impacted by professional fees in the first quarter of 2004 which were higher due to initial first year audit costs incurred by our current auditors and also audit fees incurred by our prior auditors, the benefits of which were lost upon their termination.
     Other general and administrative expenses decreased $46,106, from $156,829 to $110,723 for the three months ended June 30, 2004 and 2005, respectively and decreased $52,901, from $290,453 to $237,552 for the six months ended June 30, 2004 and 2005, respectively. The decreases are reflective of general cost reductions made in order to streamline the organization and to control administrative costs.
     Marketing and advertising expenses decreased $279,413, from $664,673 to $385,260 for the three months ended June 30, 2004 and 2005, respectively and decreased $129,702, from $973,615 to $843,913 for the six months ended June 30, 2004 and 2005, respectively. The decreases are a result of limited funds available for such activities as compared to the previous year in spite of raising capital through a debenture financing in December 2004. Although less expenses were incurred in 2005 compared to 2004, we believe that our marketing programs were more effective and reached more consumers than in the prior year.
     Research and development expenses were substantially reduced for the three and six months ended June 30, 2005 compared to the same periods in 2004. Such activities were limited in 2005 due to lack of financial resources. We will continue to limit R & D activities until such time that there is sufficient cash from operations or financing is obtained for these activities. We will however proceed with certain studies to be conducted in accordance with our collaboration agreement with the Lovelace Respiratory Research Institute. This agreement provides for certain studies to be conducted beginning in the second half of 2005 and includes a provision for the deferral of the payment for these studies until we have reached an agreed upon minimum level of revenues.
     Depreciation and amortization totaled $65,449 and $65,448 for the three months ended June 30, 2004 and 2005, respectively and were $130,801 and $130,896 for the six months ended June 30, 2004 and 2005, respectively .
     Total other expense was $7,015 for the three months ended June 30, 2004 compared to $160,924 for the three months ended June 30, 2005. Total other income was $17,869 for the six months ended June 30, 2004 compared to other expense of $316,649 for the six months ended June 30, 2005. The increase in interest expense in 2005 relates to the interest and amortized debt issuance costs associated with the outstanding debentures which were secured in the fourth quarter of 2004. Other income for the six months ended June 30, 2004 reflects the sale of certain assets offset by interest expense associated with capital leases and notes payable.
     SinoFresh had a net loss of $564,173 ($0.04 per share) compared to a net loss of $1,723,263 ($0.13 per share) for the three months ended June 30, 2005 and 2004, respectively and a net losses of $1,623,472 ($0.11 per share) and $1,477,936 for the six months ended June 30, 2005 and 2004, respectively, as a result of the factors discussed above.
     As of June 30, 2005, SinoFresh had total assets of $5.8 million, liabilities of $3.6 million and stockholders’ equity of $2.2 million. Working capital deficit totaled approximately $1.4 million as of June 30, 2005.
Year ended December 31, 2004 compared to the year ended December 31, 2003
     Results of Operations
     Revenues increased $1,734,319 from $1,830,195 to $3,564,514 for the years ended December 31, 2003 and 2004, respectively. This increase is primarily attributable to the expanded distribution network in 2004 compared to the prior year when national distribution was just beginning to develop. Additionally, revenues for 2004 were affected by the recognition of approximately $800,000 in pay-to-scan type sales. Shipments for these products took place primarily in the last quarter of 2003, but the sales recognition process had not been completed until 2004. We are no longer subject to these contingent sales arrangements.
     Gross profit for the year ended December 31, 2004 was $2,621,891 (or 74%), compared to $1,222,429 (67%) for the year ended December 31, 2003. The percentage increase relates to co-op charges which are offset against revenues. Co-op programs associated with large national retailers were ramping up starting in late 2003 and therefore were higher in proportion to gross revenue in 2003 as opposed to 2004. There were also certain charges to costs of sales in 2003 for obsolete inventory when the product was re-formulated as a result of a change in status from a health and beauty aid category to an oral antiseptic monograph category.
     Salaries and related expenses increased $549,107, from $852,312 to $1,401,419 for the years ended December 31, 2003 and 2004, respectively. This increase is a result of an increase in personnel in order to support the growing organization.
     Professional fees decreased $403,809, from $1,869,103 to $1,465,294 for the years ended December 31, 2003 and 2004, respectively. Professional fees in 2003 were significantly attributable to costs associated with the reverse merger and consulting fees for services which could not be performed by limited in-house resources. Professional fees in 2004 resulted primarily from several lawsuits that SinoFresh is defending, accounting and legal fees associated with the filing of certain SEC reports, including annual and quarterly reports, and the initial filing of this SB-2 registration statement.
     Other general and administrative expenses remained relatively consistent at $560,657 and $567,913 for the years ended December 31, 2003 and 2004, respectively.
     Marketing and advertising expenses were down slightly at $1,137,832 for 2004 as compared to $1,196,939 in 2003. Marketing and advertising programs were reduced significantly in the latter half of 2004 due to the lack of available funds.
     Research and development expenditures reflect the costs associated with basic research, product development, clinical testing, regulatory compliance, product enhancement and the development of new products related and unrelated to our current product line. Research and development costs were up $51,615 from $184,772 to $236,387 for the years ended December 31, 2003 and 2004, respectively. This increase reflected our efforts to expand the use of our product primarily through taking the steps necessary to open a New Drug Application with the Food and Drug Administration and also reflected certain costs associated with the development of our throat spray introduced in mid 2005.
     With the emergence of several lawsuits during 2004, management made a conscious decision to defer certain research, development and marketing activities during the year ended December 31, 2004.
     Depreciation and amortization totaled $250,834 and $261,697 for the years ended December 31, 2003 and 2004, respectively.
     Total other expense was $1,257,629 in 2004 compared to other expense of $77,127 in 2003. The increase of $1,180,502 is primarily related to costs associated with the convertible debenture financing (recorded as interest expense) that took place in late 2004. There is still approximately $977,645 in costs associated with this financing that will be amortized over the next 23 months.
     SinoFresh had a net loss of $3,706,280 ($0.28 per share) compared to a net loss of $3,769,315 ($0.33 per share) for the years ended December 31, 2004 and 2003, respectively, as a result of the factors discussed above.
     As of December 31, 2004, SinoFresh had total assets of $7.4 million, liabilities of $3.7 million and stockholders’ equity of $3.7 million. Working capital deficit totaled approximately $208,000 as of December 31, 2004.
     Taxes

     At December 31, 2004, SinoFresh had a net operating loss carry forward (NOL) for federal income tax purposes of approximately $9.4 million. The NOL expires at various dates through the year 2024. Utilization of SinoFresh’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitation could result in the expiration of the net operating loss before full utilization.
     Inflation and Currency Fluctuation
     Inflation and currency fluctuations have not previously had a material impact upon the results of operations and are not expected to have a material impact in the near future.
     Cash and Sources of Liquidity
     The Company historically has satisfied its operating cash requirements primarily through cash flow from operations, from borrowings and from trade and equity financings. At June 30, 2005, the Company had current assets of approximately $754,000 (including cash and cash equivalents of approximately $172,000) and current liabilities of approximately $2,141,000. As a result, the Company’s current liquidity is extremely limited and the Company will require a significant amount of additional working capital in order to meet its current working capital requirements and implement its business plan. In order to address these issues, the Company is seeking to raise additional working capital through the issuance of debt and equity securities. Although the Company believes that it will be able to obtain additional working capital, there can be no assurance that the Company’s efforts will be successful.
     Critical Accounting Policies
     Revenue Recognition: The Company recognized revenue on its products in accordance with the Securities Exchange Commission (SEC) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”. Under these guidelines, SinoFresh deferred revenue recognition on transactions if any of the following existed: persuasive evidence of an arrangement did not exist, title had not transferred, product payment was contingent, the price was not fixed or determinable, or payment was not reasonably assured. The Company accrued a provision for estimated returns concurrent with revenue recognition.
     SinoFresh has adopted Emerging Issues Task Force Issue 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (EITF 01-9), which became effective for fiscal years beginning after December 15, 2001. Management has concluded that EITF 01-9 is applicable to the accounting for its cooperative agreements with certain customers, as the benefits received from consideration given to those customers are not sufficiently separable from the revenue derived. Accordingly, all such cooperative expenses are recorded as reductions to revenues.
     Asset Impairments: The Company has adopted Statement of Financial Accounting Standards No. 141, “Business Combinations,” (FAS 141) and Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142). FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under FAS 142, goodwill and other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company completed its transitional impairment test of existing goodwill and patents as of December 31, 2004. This test was performed internally and consisted of evaluating potential future revenue streams that could realistically be realized as a result of the goodwill and patents of the Company. It was determined by this test that these future revenue streams support the values previously assigned to these assets. Therefore, no impairment losses were deemed to have occurred based on these tests.
     Recent Accounting Pronouncements
     In March 2004, the FASB approved the consensus reached on the emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments.” The Issue’s

objective is to provide guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective with this annual report for fiscal 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.
     In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123R are effective for fiscal periods beginning after June 15, 2005. If the Company had applied the provisions of SFAS No.123R to the financial statements for the period ending December 31, 2004, net loss would have increased by approximately $520,000. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to interim periods in the year of adoption. The Company is currently evaluating these transition methods.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4. “SFAS No. 151 amends the guidance in ARB No. 43, “Inventory Pricing,” for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) requiring that those items be recognized as current-period expenses regardless of whether they meet the criterion of “so abnormal.” This statement also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB Opinion No. 29, eliminating the exception to fair value accounting for nonmonetary exchanges of similar productive assets and replaces it with general exception to fair value accounting for nonmonetary exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
     Our common stock is traded in the Over-the-Counter market and is quoted on the OTC Electronic Bulletin Board (“OTCBB”) under the symbol “SFSH.OB.” The following table represents the range of the high and the low closing bid prices, as quoted on the OTCBB, for each calendar quarter starting January 1, 2002. These quotations represent prices between dealers, and may not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions. On September 9, 2003, we announced the acquisition of SinoFresh Health Care, Inc., a Delaware corporation, by merger. Prior to that date, we had been known as e-Book Network, Inc.

Fiscal Quarter Ended	Low	High
June 30, 2005	$0.13	$0.51
March 31, 2005	$0.30	$0.77

December 31, 2004	$0.55	$1.00
September 30, 2004	$0.55	$1.01
June 30, 2004	$0.85	$1.80
March 31, 2004	$0.78	$2.25

December 31, 2003	$1.70	$4.50
September 30, 2003	$0.01	$7.15
June 30, 2003	$0.01	$0.01
March 31, 2003	$0.01	$0.01

December 31, 2002	$0.04	$0.03
September 30, 2002	N/A	N/A
June 30, 2002	N/A	N/A
March 31, 2002	N/A	N/A
     There are approximately 724 record holders of the Company’s common stock as of September 21, 2005.
Dividends and Dividend Policy
     We have not historically paid any cash dividends on our common or preferred stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in the business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and other relevant factors.
[Reminder of page intentionally left blank]

Equity Compensation Plan Information
     The following table summarizes share information about the Company’s equity compensation plans, including the Company’s 2002 Stock Option Plan (the Plan) and non-plan equity compensation agreements as of December 31, 2004.

	Number of Securities to			Number of Securities
	be Issued Upon		Weighted-Average	Remaining Available
	Exercise of		Exercise Price of	For Future Issuance
	Outstanding Options,		Outstanding Options,	Under Equity
Plan Category	Warrants and Rights		Warrants and Rights	Compensation Plans

Equity Compensation Plans for Employees Not Approved By Shareholders	1,304,750	(1)	$1.01	1,695,250	(2)

Equity Compensation Plans Not Approved by Shareholders	4,674,740	(3)	$2.13	N/A

Total	5,979,490		$1.89	1,695,250

(1)	Represents shares subject to outstanding options under the Plan.

(2)	Represents shares available for option grants under the Plan.

(3)	Represents non-plan options and warrants.
     Equity Compensation Plans Not Approved by Shareholders
     The Company’s Compensation Committee together with the Company’s Board of Directors currently administers the Plan. The Plan provides for the grant of options (incentive and non-statutory) to officers, employees, and independent contractors capable of contributing to the Company’s performance. The Company has reserved an aggregate of 3,000,000 shares of common stock for grants under the Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. As of December 31, 2004, the Company had outstanding non-statutory options for 1,304,750 shares of the Company’s common stock. These options have a term of five years, unless earlier terminated in accordance with the provisions of the Plan and applicable stock option agreements. The exercise prices of the outstanding options granted as of December 31, 2004 range from $0.75 to $1.70 per share, and generally have scheduled vesting except for options for 446,000 shares which vested immediately upon grant or were subsequently accelerated. Upon expiration of unexercised options, the unpurchased shares subject to such options will again be available for purposes of the Plan.
     During fiscal year 2004, the Company granted 555,000 plan options for the purchase of common shares to employees and cancelled 81,250 options due to the termination of certain employees. The new option grants expire in five years from the date of grant and have vesting schedules ranging from immediate to incrementally over three years. Exercise prices for the new grants range from $0.75 to $1.70.
     Additionally in 2004, 1,000 non plan options to purchase common shares were granted to an independent consultant with immediate vesting. The Company had previously promised these options to the consultant in connection with services provided to the Company’s predecessors in the development of the Company’s product. The options have a five year term and an exercise price of $1.50.
     The Company issued warrants to consultants and service providers in fiscal 2004 for a total of 670,000 shares of common stock, with exercise price ranging from $0.29 to $0.60 per share. The warrants have terms of five years and vesting ranges from immediate to one year. The warrants contain registration rights and the shares underlying these warrants are included for re-sale in a registration statement on file with the SEC.

     The Company issued five year warrants to purchase 1,663,645 shares of common stock in connection with the issuance of $1,830,000 in convertible debentures in December 2004. The warrants were vested immediately and are exercisable at $0.60 per share. The warrants contain registration rights and the shares underlying these warrants are included for re-sale in a registration statement on file with the SEC.
DESCRIPTION OF BUSINESS
Overview
     We are a pharmaceutical company engaged in the research, development and marketing of novel therapies to treat inflammatory and infectious diseases and disorders of the upper respiratory system. We distributed SinoFresh™ Nasal & Sinus Care, our first commercial product, in a limited geographical area in Florida until May 2003 at which time we entered into an agreement with a national marketing firm to obtain national distribution of our nasal product through various national drugstores and grocery store chains.
     In 2003 and 2004, all of our revenues were derived from the sale of our SinoFresh™ Nasal & Sinus Care product in the United States. The principal outlets for this product currently include national drug and food chain stores, mainly Wal-Mart, CVS, Osco Drug, Publix Super Markets, Rite Aid, Sav-on Drugs and Walgreens. We are seeking to expand our retail distribution network to include the remainder of the chain stores we are already servicing, other national food and drug chain stores and a significant number of independent pharmacies which we are planning to reach through master brokers. In July 2005, we began shipments of our newest product, SinoFresh™ Daily Throat Spray, through our existing distribution network.
     The Company’s SinoFresh™ Nasal & Sinus Care product has been marketed under the oral monograph system of the U.S. Food and Drug Administration (FDA) that is applicable to certain over-the-counter (OTC) drugs since the filing of a petition with the FDA in March 2003. In a series of rulemakings begun in 1972, the FDA reviews data on classes of OTC drugs and issues final rules in the form of monographs that set out the classes and conditions under which an OTC drug may be marketed, without the necessity of FDA pre-approval. The Company’s petition requested the FDA to reopen the tentative monograph for OTC oral antiseptic health care products to allow for submission of additional data that, if the FDA accepted and incorporated into a final regulation, would have allowed an OTC drug to: be administered nasally, contain the common antiseptic ingredient cetylpyridinium chloride (CPC) in certain concentrations, and make claims that the drug was an “antiseptic.” The FDA first issued a letter to the Company stating that the petition was not a priority for the agency. Having petitioned for inclusion in the pending oral antiseptic health care monograph, and based upon its understanding of FDA policies governing OTC drugs subject to rulemakings that are not final, the Company proceeded to market its SinoFresh™ Nasal & Sinus Care product as an OTC oral antiseptic drug product (in addition to emphasizing the product’s cosmetic, cleansing and refreshing benefits).
     On April 21, 2005, the FDA issued a letter to the Company denying the petition and concluding that it would not include a CPC-containing nasal spray in the agency’s pending rulemaking for OTC oral antiseptic health care products. The result is that the Company can no longer make claims in its marketing materials or labeling that its nasal spray is an OTC oral antiseptic that reduces bacteria and mold in the sinus cavity. The Company has revised its marketing materials and labeling and will be marketing its nasal spray only as a health and beauty aid, focusing on the product’s cosmetic, cleansing and refreshing benefits. The new product will also be reformulated by lowering the concentration of the main antiseptic ingredient below the commonly accepted drug level. Accordingly, we have changed the name of this product to SinoFresh™ Nasal Mist.
     The Company believes that the changes in formulation, marketing materials and re-labeling will not adversely affect the Company’s ability to produce and deliver this product to our customers. The Company also believes that these changes will not adversely affect the demand for this product. The Company has periodically conducted marketing studies (e.g., focus groups), and based on those findings, the Company has concluded that consumers purchasing the Company’s nasal spray were not purchasing the product based on oral antiseptic claims, nor were they particularly aware of these claims. Instead, the consumers appeared to focus on the product’s cosmetic, cleansing and refreshing benefits. None of these characteristics will be affected by the changes to the product and its packaging.

     After evaluating the Company’s options for the marketing of its nasal spray, management has elected to follow a course similar to that of numerous successful health and beauty aid products and emphasize the nasal spray’s many non-therapeutic cleansing and moisturizing benefits. However, this decision does not impact the Company’s plans to market its other drug products under FDA requirements applicable to OTC drugs. Additionally, the Company is continuing the New Drug Application (NDA) process for a therapeutic nasal spray, requesting the FDA to approve a nasal spray indicated for treatment of and/or reduction in the symptoms of certain diseases. Pursuant to the Company’s request, a meeting was held with the FDA in August to discuss an Investigational New Drug Application for its nasal spray. The results of the meeting will allow the Company to better define the pathway forward, in terms of time and costs, to gain new drug approval. Successful completion of the required clinical studies will allow the Company to market its nasal spray as a prescription drug for the treatment of the certain diseases. Conducting clinical trials and obtaining FDA approval for any pharmaceutical product requires substantial resources (including additional capital) and may take several years. There is no assurance that FDA will approve an NDA for the Company’s therapeutic nasal spray or any other Company product or that the Company can obtain sufficient funding to underwrite the cost of obtaining FDA approval.
     While the Company will focus on marketing its product in the Western Hemisphere, it intends to sell and distribute its products through joint ventures, partnerships and strategic relationships throughout the world. Distribution abroad may involve direct shipments, foreign-based manufacturing, and licensing. Charles Fust, the inventor of the SinoFresh™ products, transferred to the Company his three U.S. patents issued by the U.S. Patent & Trademark Office for the Company’s proprietary composition for freshening the nostrils and sinus cavities. He has also transferred to the Company various foreign patents and patent applications relating to that proprietary composition. The Company also has a patent pending on a new proprietary over-the-counter (OTC) product for the treatment of otitis. Currently, the Company has under development several promising new drugs for upper respiratory disorders and related diseases.
     In December, 2004, we received financing in the amount of $1,830,000 through the sale of two-year 6% senior secured convertible debentures and warrants to purchase 1,983,645 shares of our common stock in a private placement (including warrants to our placement agent). The financing was arranged primarily to support our 2005 marketing and media plan. The plan featured entertainer Ed McMahon, himself a longtime sinus sufferer, in a variety of promotional vehicles including national print, cable television and radio advertising, as well as personal appearances at healthcare industry events. Additionally, the funds were used to pay off our then senior secured creditor and for general corporate purposes.
     Our predecessor, SinoFresh HealthCare, Inc., a Delaware corporation (“SinoFresh-Delaware”), was formed on October 15, 2002. It acquired certain assets of SinoFresh Laboratories, Inc., an Alabama corporation, effective November 15, 2002. In September 2003, we acquired SinoFresh-Delaware by merger of SinoFresh-Delaware into our wholly-owned subsidiary, SinoFresh Acquisition Corp., a Florida corporation, which is now our operating subsidiary bearing the name SinoFresh Corporation. As a result of the merger, the former shareholders of SinoFresh-Delaware obtained a majority ownership and voting control of our outstanding capital stock. Further, a majority of the former officers and directors of SinoFresh-Delaware also obtained management control of our company.
     Prior to our acquiring SinoFresh-Delaware, we operated as e-Book Network, Inc. and sold books over the Internet. e-Book was originally a division of e-Miracle, Inc. e-Miracle, Inc. was incorporated in July 1999 and was an online service provider and Internet shopping mall developer. Due to under-capitalization and credit problems, e-Miracle filed a Chapter 11 Bankruptcy proceeding in the United States Bankruptcy Court. We were a division of e-Miracle when e-Miracle filed bankruptcy. Subsequently, we incorporated as a Florida corporation pursuant to and in accordance with the Chapter 11 Plan of Reorganization.
Products
     Non-Ethical Pharmaceutical Products
     SinoFresh™ Nasal Mist is a health and beauty aid which provides cleansing and freshening benefits to the nasal and sinus cavities by washing away the bacteria and other pathogens colonizing in these membranes. SinoFresh™ Nasal Mist retails for approximately $15.99 for a 1-fluid ounce bottle (approximately a 30 day supply).

     SinoFresh™ Daily Throat Spray is an over-the-counter antiseptic product formulated to kill bacteria colonizing in the mouth and back of the throat. This formulation includes .05% Cetylpyridinium Chloride (CPC) which is the active ingredient. CPC has a 55-year history of safety and efficacy, and is an active ingredient in many popular drug products including common mouth washes. SinoFresh™ Daily Throat Spray retails for approximately $9.99 for a 2-fluid ounce bottle (approximately a 30 day supply).
     Ethical Pharmaceutical Products
     The Company is currently in development with a nasal spray product (preliminarily called “Rhinox”) for the treatment of chronic rhinosinusitis (“CRS”). Assuming the efficacy of the Company’s clinical studies, management would seek FDA approval of the new product as a new drug application (“NDA”). In addition, the Company may develop new drugs in the prescription drug category. Obtaining FDA regulatory approval for these pharmaceutical products will require substantial resources and may take several years. The length of this process will depend upon the method of administration, pharmaceutical complexity, novelty of the product, the nature of the disease or ailment, and the indications to be treated. If the Company is not granted regulatory approval for these new products in a timely manner, or if the patents sought are not granted, or if the patents granted are subsequently challenged, these events could have a material effect on the business and financial conditions of the Company.
Research and Development
     Research and development activities are identified and planned by in-house staff members. Because of limited personnel and facility resources, the Company relies primarily on external sources for conducting its research and development activities. Research and development costs for the years ended December 31, 2004 and 2003 were approximately $236,000 and $185,000, respectively. The Company has a pipeline of several new products based on its current product platform. Substantial future research and development costs are anticipated as the Company plans to establish the protocols and file an Investigative New Drug (IND) application with the FDA geared toward the use of antiseptic therapies in the upper respiratory system and to undertake the clinical studies necessary for the FDA approval of a nasal spray product to a New Drug Application (NDA) approved product for the prescription drug market. Additionally, extensive clinical and developmental testing is anticipated in connection with the Company’s development of new other ethical drug products related to the treatment of various upper respiratory disorders and related diseases. Many of these new products are expected to lead to an application for new patents in the United States as well as abroad. The Company is pursuing partnering and collaborative arrangements with several additional prominent organizations. Such arrangements are being sought in order to further enhance the Company’s R&D efforts.

Regulatory Matters
     The Company’s business is subject to federal and state laws and regulations adopted for the health and safety of consumers and users of its products. The Company’s SinoFresh™ Nasal Mist and SinoFresh™ Daily Throat Spray products are subject to regulation by various federal, state and foreign agencies, and the Company is subject to regulatory and legislative changes that can affect the economics of both the Company and the industry by requiring changes in operating practices and protocols or by influencing the demand for, and the costs of, production and distribution of SinoFresh™ products. Management believes that the Company is in compliance with all applicable laws, regulations and standards currently in effect, including the Food, Drug and Cosmetics Act of 1938 and amendments thereto. Although it is possible that the future results of operations could be affected by the future costs of compliance, the Company’s management believes that future costs of compliance will not have a material adverse effect on either the Company’s financial position or competitive position.
     The costs and length of time required to develop and obtain regulatory (and patent) approval for future products and extensions of current products are subject to several uncertainties and risks, among them, legal, administrative and regulatory risks, inflation, market conditions, consumer demand, and the Company’s ability to protect its patents against infringement and its products against duplication by others.
FDA Classification of Drug Products
     Products that are labeled and marketed as drug products are approved and regulated by the FDA. Implied in this registration is the adherence to very strict quality standards known as current Good Manufacturing Practices (cGMPs) which govern the manufacture of these products.
     Entry into this category of drugs is usually accomplished by one of two routes. The first and least burdensome process is through the OTC drug monograph system, which is based on a pharmacology/physiology category. This allows the Company to make only claims related to the pharmacology of the active ingredients. Currently, SinoFresh™ Daily Throat Spray is encompassed in the monograph system which provides regulatory cover for marketing the product.
     The next and more arduous process is the NDA system, which is based on the treatment/ prevention of a disease or condition. This allows the Company to make treatment or prevention claims related to a disease or condition. Also required for this process is the successful completion of two controlled clinical studies.
Patents and Trademarks
     The Company currently owns three U.S. patents under which it has the exclusive right to manufacture, market and distribute in the United States a proprietary composition for freshening the nostrils and sinus cavities. United States Patent No. 5,785,988 pertains to a composition for freshening [the] nostrils and sinus cavities, Patent No. 6,083,525 pertains to a composition for freshening sinus cavities including a carrier for a masking agent that conceals and eliminates odors emanating from the sinus cavities, and further including an anti-septic or anti-infective constituent. Patent No. 6,344,210 is a continuation-in-part patent related to the freshening of the sinus cavities.
     United States Patent: No. 5,785,988 was issued July 28, 1998, No. 6,083,525 was issued July 4, 2000, and No. 6,344,210 was issued February 5, 2002 to Charles Fust, the principal of SinoFresh Laboratories, Inc., who subsequently assigned those patents to the Company. All of the assignments of the SinoFresh patents to the Company are recorded and filed with the United States Patent and Trademark Office.
     The Company has patents or patent applications pending for the Company’s proprietary composition in Canada and various other foreign countries located in Europe, Eastern Europe, Asia, Latin America and the Middle East. The strength of the Company’s patent position is important to the long-term success of the Company. There can be no assurance that these patents and the patent applications made in the United States and abroad will effectively protect the Company’s products from infringement or from duplication by others.

     The Company currently has trademark rights and/or trademark registrations on the “SINO-FRESH” and “SinoFresh” names in the United States and several foreign countries. The Company is currently in the process of filing an application under the Madrid Protocol, which will effect a trademark in 61 countries subscribing to the Madrid Protocol.
Product Distribution and Customers
     The Company’s products are marketed and sold through various brokers, distributors and independent sales representatives. The Company has a master broker arrangement with National In Store Marketing, Inc. (NIS), under a three-year agreement. The Company pays commissions based on sales volumes.
     The Company’s first commercial product, SinoFresh™ Nasal & Sinus Care, was launched nationally in May 2003 and is retailed through numerous food and chain drug stores throughout the United States, including Wal-Mart, CVS, Osco Drug, Publix Super Markets, Rite Aid, Sav-on Drugs and Walgreens. The Company anticipates expanding its retail distribution network to other food and drug chain stores and independent pharmacies as well as the chain stores the Company is currently servicing. In addition, the Company will explore the possibilities of developing alliances with other entities for the purpose of manufacturing, distributing, marketing and regulatory compliance of its products in certain foreign countries.
     The Company’s primary customers in 2004 were Walgreens, Wal-Mart, CVS, Publix Super Markets and Rite Aid of which three accounted for more than seventy percent of the Company’s annual sales volume in 2004. The Company had four customers that accounted for over ninety percent of net accounts receivable at December 31, 2004. The loss of any one of these chains as a customer could adversely impact the Company’s revenue.
Competition
     There are a variety of competitors in both the OTC and Rx marketplace for SinoFresh™ Nasal Mist and Daily Throat Sprays. Generally, our competitors can be segmented into three types: 1) large, well-resourced Pharmaceutical Companies with established Prescription Brands such as GlaxoSmithkline (Flonase) and Pfizer (Zithromax), 2) small to mid-size companies with an OTC focus such as Matrixx Initiatives (Zicam brand), BF Ascher (Ayr brand), Prestige Brands (Chloraseptic), and Combe, Inc. (Cepacol brand), and 3) large Pharmaceutical companies with an OTC focus such as Schering-Plough (Afrin & Claritin), Bristol Myers (4-Way Nasal Spray), and Wyeth (Alavert).
     While our Daily Throat Spray faces a few clearly defined competitors in the OTC arena only, our Nasal Spray competes across several product segments in the OTC and Rx markets. Competitive therapies for nasal-sinus ailments primarily provide symptomatic relief without addressing underlying causes of the condition. Additionally, nasal-sinus symptoms can have several origins (e.g. bacterial infection, viral infection, allergens, mold, other airborne contaminants) but very similar outward signs which has led to misdiagnosis by the medical community as well as confusion among self-medicating consumers. The result of these dynamics is a variety of nasal therapies competing for both the acute and chronic sinus sufferer. Examples of these competitive products in the OTC arena are decongestant nasal sprays (Afrin, Dristan, 4-Way), saline nasal rinses (Ocean, Ayr), homeopathic remedies (Zicam), antihistamines (Claritin, Alavert), and decongestant tablets.
     In the Rx market, our nasal spray primarily competes with nasal corticosteroids and antibiotics/antibacterials manufactured and marketed by large pharmaceutical companies. Nasal corticosteroids are formulated to shrink sinus inflammation and include brands such as Flonase, Nasonex, and RhinocortAQ. Antibiotics/antibacterials are intended to eliminate bacterial organisms and include brands such as Zithromax, Augmentin, and Bactroban.
     At first glance the competitive landscape appears crowded, in particular for our nasal spray. However, the final factor determining our competitive set is the versatility of our product, which enables us to effectively gain share across so many product segments. SinoFresh™ Nasal Mist is an effective nasal cleanser and moisturizer in competition with saline rinses, and rinses away allergens, which can help eliminate the need for antihistamines. SinoFresh also targets the underlying causes of chronic sinus ailments – mold, bacteria and viruses. Chronic sufferers are most likely to use OTC products such as decongestant nasal sprays, or to receive prescriptions from their physician for corticosteroids and antibiotics.

Employees
     As of September 15, 2005, the Company has eleven (11) full-time equivalent employees. The Company has an employment agreement with Charles A. Fust, its Chief Executive Officer (CEO). None of the Company’s employees are subject to collective bargaining agreements. Additionally, the Company engages independent contractors to fulfill current sales, marketing and business development needs.
Suppliers
     The Company has qualified two third party (contract) manufacturers, both of which are FDA approved manufacturing facilities to manufacture its products. The Company believes that either of these two sources are capable of sustaining and providing its production needs.
     Raw materials used in the production of the SinoFresh™ Nasal Mist and SinoFresh™ Daily Throat Spray are readily available from numerous sources. Currently, these raw materials are being procured from two main vendors in order to secure purchasing economies of scale. Should any vendor be unable or unwilling to supply the Company’s manufacturer with an ingredient, other sources have been identified. However, any situation where the vendor is not able to supply the contract manufacturer with the ingredients may result in a temporary delay in production until replacement supplies are obtained to meet the Company’s production requirements.
Sales and Marketing
     SinoFresh is aided in its sales and marketing efforts through a master broker arrangement with National In Store Marketing, Inc. (NIS). NIS provides the Company with sales support in retail accounts throughout the United States and Canada and serves as the Company’s exclusive master broker within those territories. The Company pays NIS a percentage of net revenue for all shipments that occur within the U.S with the exception of certain house accounts and certain distribution channels. Management believes that this arrangement is cost-effective and, as such, saves valuable resources that can otherwise be expended in its marketing and product branding efforts. The NIS agreement commenced on March 1, 2003 and expires on March 2, 2006, unless renewed by NIS under terms agreed to with the Company prior to the Company seeking an alternative provider of the services provided by NIS. However, the Company retained the right to terminate in accordance with the contract buy-out provisions contained in the agreement with NIS.
     The Company anticipates that drug stores will continue to provide a significant portion of its revenue from product sales. We are focusing our sales efforts on the large chain drugstore companies. Small local pharmacies are generally serviced through large national independent distributors. There are more than 45,000 pharmacies in the U.S. of which approximately 25,000 are independents. Large grocery store chains are also targeted as they account for more than 7,000 outlets. The Company estimates that it is currently represented in more than 20,000 retail outlets.
     In February, 2005, the Company signed an agreement with AdSouth Partners, Inc., a full-service marketing organization specializing in direct to retail advertising to provide a broad range of integrated marketing services including print design and media purchasing. The initial term of the agreement ends December 31, 2005 and automatically renews for additional six month terms unless terminated by either party with at least 60 days written notice prior to the expiration of the then current term.
     SinoFresh is currently exploring the possibility of launching the SinoFresh™ brand in markets in Europe, Asia and elsewhere around the world through licensing arrangements with joint ventures or partnerships.
Property
     The Company’s corporate offices are located at 516 Paul Morris Drive, Englewood, Florida 34223. This property, with an area of approximately 10,000 square feet of office and warehouse space, is leased from an entity owned by Charles Fust, the principal shareholder and an officer and director of the Company, and P. Robert DuPont, a shareholder and an officer and director of the Company. Base lease payments are $5,998 per month, plus sales tax, under the terms of a five-year renewable lease. In addition, the Company is responsible for payment of real estate taxes on the property, association maintenance fees and assessments, insurance, and all non-exterior maintenance and repairs on the property. The Company believes that the existing facility will adequately meet its needs for now and the foreseeable future.
LEGAL PROCEEDINGS
Hawkins et al. v. Charles Fust et al.
     Certain shareholders of SinoFresh, including Charles Fust, Stacey Maloney-Fust and P. Robert DuPont who are also officers and directors of SinoFresh, voted by written consent to remove Messrs. Bannon and Otto as directors and officers of SinoFresh (which attempt was unsuccessful as discussed below). The decision to attempt to remove Messrs. Bannon and Otto was made after it was believed (by Messrs. Fust and DuPont, Ms. Maloney-Fust and certain shareholders) that they were not investigating certain improprieties that may have occurred as a result of actions of Sargon Capital, Inc. (Sargon) and Andrew Badolato, a former officer and director of SinoFresh’s predecessor and a consultant to SinoFresh (Messrs. Fust, DuPont and Ms. Maloney-Fust contend that upon their request, the Board earlier had formed a committee comprised of Messrs. Otto, Bannon and DuPont to investigate the matters regarding Sargon Capital, Inc. and Andrew Badolato. Messrs. Otto and Bannon deny any such discussion by the Board regarding the investigation of these alleged improprieties). Messrs. Bannon and Otto were notified by letter dated January 30, 2004 that they had been removed as directors. On February 9, 2004, Messrs. Fust, DuPont, Otto, Bannon and Ms. Maloney-Fust received a letter from an attorney representing Andrew Badolato, Sargon Capital, Inc. and four shareholders (including Michael Hawkins, a director or other affiliate of Sargon Capital, Inc.) alleging various breaches of fiduciary duty and self-dealing purportedly committed by Messrs. Fust, DuPont and Ms. Maloney-Fust, and demanding an investigation and a report within 30 days.
     In connection with the attempted removal of Messrs. Bannon and Otto from the board, SinoFresh filed a preliminary Information Statement on Schedule 14C with the SEC with a view toward filing and sending a definitive Information Statement to shareholders of record once the SEC completed its review of the Schedule 14C. The actions of the shareholders were challenged by Messrs. Otto and Bannon and SinoFresh was unable to expeditiously get final clearance for the 14C Information Statement. During the week of March 22, 2004, after discussion with the staff at the SEC, it was determined that, under applicable SEC rules relating to Information Statements, the corporate action (e.g., the effectiveness of the removal of the two directors) could not occur until the 20th day after the mailing of a definitive information statement. Further, it was also discovered during that time that there was a technical defect with the shareholders’ written consents in that they were short sufficient votes to clearly constitute a majority of the issued and outstanding voting stock. As a result, it was decided to retroactively reinstate Messrs. Bannon and Otto to the board (until the next annual meeting of shareholders, or their earlier removal or resignation).
     On February 20, 2004, a law suit was filed in the U.S. District Court, Middle District of Florida, Ft. Myers Division, Case No. 04-CV-95-FTM-29 SPC, styled Hawkins, et al. vs. Charles Fust, et al., and an amended complaint was filed on March 3, 2004 which merely changed allegations directed toward the location where the action may be heard and noted that SinoFresh is a Florida corporation. This legal proceeding was moved to the U.S. District Court located in Tampa, Florida. The plaintiffs include Stephen Bannon and David Otto, directors of SinoFresh, as well as other purported shareholders of SinoFresh. The defendants are Charles Fust, Stacey Maloney -Fust, P. Robert DuPont, Russell R. Lee, III (the company’s former CFO), and SinoFresh HealthCare, Inc. The complaint alleges that it is a class action suit claiming federal securities law violations, breach of fiduciary duty, rescission of certain acts and contracts of SinoFresh, and an accounting and constructive trust, being brought by the lead plaintiffs on behalf of themselves and all persons in a class (other than the defendants) who purchased SinoFresh’s publicly traded shares between January 1, 2003 and February 19, 2004; however, the lawsuit was not certified as a class action suit. The complaint essentially contained the same allegations as in the above-described February 9, 2004 demand letter.
     In June 2004, the plaintiffs filed a corrected second amended complaint in the U.S. District Court, Middle District of Florida, Tampa Division, Case No. 8:04-CV-490-T-30MSS. This complaint notes SinoFresh as a nominal defendant and adds SinoFresh’s then corporate counsel as additional defendants (seeking compensatory damages, including reimbursement of legal fees paid by SinoFresh). The complaint alleges that it is a derivative suit, includes the same allegations as in the original complaint, and also alleges, among other things, inadequate disclosure by the defendants in SEC filings regarding related party transactions and regarding Mr. Fust’s beneficial ownership (wherein Mr. Fust reported ownership of the 1,000,000 shares Crown IV Holdings portends to own), all for the alleged purpose of the defendants maintaining control of SinoFresh. In this complaint the plaintiffs request, among other things, that the Court appoint a special monitor during the pendency of the litigation with authority to conduct investigations and issue a report to the Court; that the Court enjoin the defendant directors from “committing certain violations of Federal securities laws”, and from taking certain actions, including using corporate funds for the defense of the directors in the suit, conducting transactions in SinoFresh’s stock and soliciting proxies for a 2004 annual meeting.
     In June 2004, SinoFresh filed a motion with the Court (a) requesting the Court to appoint an independent person to make a good faith determination, after conducting a reasonable investigation, as to whether it is in the best interests of SinoFresh to maintain the shareholder derivative suit, and (b) requesting a stay of all proceedings in the case until the results of the investigation are provided to the Court. The interim stay was granted and the Court granted the motion for appointment of an independent investigator. The independent investigator commenced his investigation in September 2004 and filed his report with the Court on May 12, 2005.
     In summary, the report recommended that the maintenance of the derivative suit against the defendants (other than corporate counsel) is not in the best interest of the company and that nearly all of the allegations against the defendants were without merit. Furthermore, with respect to any issues that appear to have merit, the amount or matter involved is too small or limited to warrant continued litigation. With respect to the allegations against corporate counsel, the report recommended that the derivative action proceed with respect to the following issues:
(1)	The failure to provide proper advice and counsel with regard to the removals of Messrs. Bannon and Otto as directors;

(2)	The failure to recognize and act upon a conflict of interest in representing all defendants in the lawsuit initially filed February 19, 2004, and;

(3)	The failure to give proper advice and counsel to the three remaining directors with regard to supposed Board actions, in particular the removal of Scott Salberg as the Company auditor.
     On May 12, 2005, the Company’s corporate counsel resigned from its duties (the Company has since engaged the firm of Shutts & Bowen LLP as it general and securities counsel). A motion for dismissal with prejudice on all counts against the company and its current and former officers was filed in June 2005. In August 2005, the Court ruled in favor of the dismissal on all counts against the company and it current and former officers. The claims against the Company’s former legal counsel however were not dismissed. The Company is currently evaluating its options with respect to possible damages incurred as a result of the allegations against its former legal counsel.
Sargon Capital, Inc., a Nevada Corporation, and Andrew M. Badolato vs SinoFresh HealthCare, Inc., a Delaware Corporation, Charles A. Fust and John Hallman
     In March 2004, SinoFresh declared null and void two contracts entered into with Sargon Capital, Inc., a shareholder and an affiliate of a former director and officer, to-wit: an Investment Banking Services Agreement dated October 24, 2002, and a Financial Consulting Services Agreement originally dated in November 2002 which monthly payments under this consulting agreement approximate $8,000 with $96,000 due for the years 2003 and 2004, and $80,000 due for 2005. The consulting agreement was revised September 8, 2003 extending the term of September 2006 and increasing compensation to include 0.5% of gross revenue and 0.6% of net income before taxes, interest and amortization. Sargon claimed that SinoFresh owes approximately $173,000 for these services.
     In April 2004, a lawsuit was filed in Circuit Court for the 12th Judicial Circuit in and for Sarasota County, Florida, styled Sargon Capital, Inc. and Andrew Badolato vs. SinoFresh HealthCare, Inc., Charles Fust and John Hallman, Case No. 2004 CA3732SC. The complaint alleges a breach of the financial consulting services agreement by failing to pay certain fees to Sargon Capital, Inc. The complaint also alleges defamation of the principal of Sargon Capital, Inc. and a civil conspiracy to prevent Sargon Capital, Inc. from doing business in the State of Florida. The Complaint was dismissed on June 13, 2005, and an Amended Complaint was filed on June 24, 2005. On August 4, 2005 and August 5, 2005 all defendants filed motions to dismiss the Amended Complaint. On August 30, the Court dismissed the lawsuit.

MANAGEMENT
     SinoFresh’s directors and executive officers are as follows as of September 21, 2005:

Name	Position	Appointment
Charles A. Fust	Chairman, Chief Executive Officer, Director	November, 2002
Scott M. Klein	Chief Financial Officer, Secretary	November, 2004
Stacey Maloney-Fust	Director; Senior Vice President, Assistant Secretary	September, 2003
P. Robert DuPont *	Executive Vice-President, Director	November, 2002
Stephen Bannon	Director	September, 2003
David Otto	Director	October, 2002

*	Mr. DuPont will resign as an officer effective September 30, 2005, but will continue to serve as a director.
     Charles A. Fust, Chief Executive Officer (CEO) and Chairman of the Board of Directors. Mr. Fust, age 62, is a chemical engineer, whose research has resulted in various domestic and international patents, including the patents underlying the SinoFresh products. Mr. Fust began the development of SinoFresh’s products in 1989. His expertise in the health care community has provided him with the opportunity to chair various health care boards, mainly Otorhinolaryngology related. Mr. Fust’s business background covers ownership and management in international companies. Mr. Fust has been the Chief Executive Officer and Chairman of SinoFresh Laboratories, LLC from 1999 to the present Chief Executive Officer and Chairman of SinoFresh from November 2002 to the present. He holds a bachelor degree in Chemical Engineering from Auburn University and has a professional affiliation with the American Association of Pharmaceutical Scientists. Mr. Fust is the spouse of Stacey Maloney-Fust.
     Scott M. Klein, Chief Financial Officer and Secretary. Mr. Klein, age 42, has nearly 20 years experience in financial administration for private industry and in public accounting. Mr. Klein joined SinoFresh in April, 2004 as a Controller and was promoted to Chief Financial Officer in November, 2004. Prior to joining SinoFresh, Mr. Klein served three years as the CFO for ParView, Inc., a privately held manufacturer of GPS technology for the golf industry. From 1992 to 2001, Mr. Klein was the Corporate Controller for Elcotel, Inc., a publicly-held manufacturer of computerized “smart” pay telephones. Prior to his private industry experience, Mr. Klein spent five years as an auditor in public accounting at both Ernst & Young and Grant Thornton. Mr. Klein is a Certified Public Accountant, licensed in the State of Florida and has a degree in Managerial Accounting from the University of Wisconsin – Stevens Point.
     Stacey Maloney-Fust, Senior Vice President, Assistant Secretary, Director. Ms. Maloney-Fust, age 41, joined SinoFresh HealthCare, Inc. in July 2003. She has 14 years experience in the financial industry. After attending New York University, Ms. Maloney-Fust obtained Series 7, Series 63 and Series 65 securities licenses and was a Financial Advisor for Salomon Smith Barney from April 2001 through April 2002, and for UBS from June 2002 until May 2003. Prior to that, she was Executive Assistant to Merit Capital Associates, Inc. in the first quarter of 2001, Executive Assistant to the General Partner of Sandler Capital Management from 1998 to 2000, and Executive Assistant to the President of AIG Global Investors, Inc., all located in New York, New York. Ms. Maloney-Fust is the wife of Charles Fust.
     P. Robert DuPont, Director. Mr. DuPont, age 41, has over twenty years of experience in the bio-pharmaceutical and life sciences industries. Mr. DuPont resigned his position as Executive Vice President of SinoFresh in September 2005 in order to start up a new company which provides specialized coating materials designed to detect hazardous material leaks. Prior to joining the Company’s predecessor, SinoFresh Laboratories, LLC in June of 2001, Mr. DuPont founded and acted in the capacity of CEO of UltraPure Group Limited. UltraPure Group Limited provided integrated services to multi-national pharmaceutical companies, which included design services, regulatory consultation, and contract staffing. He founded the company in 1993 and sold his interest in the company in 2001. He is a member of the International Society of Pharmaceutical Engineers and has presented various lectures on the topic of pharmaceutical process design. Mr. DuPont is also a member of the American Association of Pharmaceutical Scientists.

     Stephen Bannon, Director. Mr. Bannon, age 51, has been a director of SinoFresh since September 2003. He is currently associated with American Vantage Media. Prior to his affiliation with American Vantage Media, Mr. Bannon was employed at Jeffries & Company, Inc. during the period July 2000 to April 2002 and with “The Firm” from May 2002 to March 2003. Prior to this, Mr. Bannon was employed by SG Cowan Securities Corporation from July 1998 to March 2000. Mr. Bannon received his MBA from Harvard University. He received his undergraduate degree from Virginia Polytechnical Institute’s College of Architecture and has a graduate degree in Government from Georgetown University.
     David Otto, Director. Mr. Otto, age 46, has been a director of SinoFresh since September 2003 and was formerly an officer and director of SinoFresh – Delaware from October 2002. He was Secretary to SinoFresh until March 29, 2004. In July of 1999, Mr. Otto founded The Otto Law Group, PLLC, in Seattle, Washington. Prior to this, Mr. Otto was employed at Hughes, Hubbard and Reed. Mr. Otto is currently chairman of the board of directors of Dtomi, Inc., and a member of the board of directors of Renaissance Window Fashions, Inc., and Saratoga Capital Partners, Inc. Mr. Otto is admitted to practice law in New York and Washington. Mr. Otto graduated from Harvard University in 1981 with his A.B. in Government and his J.D. from Fordham University School of Law in 1987.
     Our directors are elected at the annual meeting of the shareholders and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by the board of directors and serve at the discretion of the board of directors or until their earlier resignation or removal.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our shares of voting stock as of September 21, 2005 by: (i) each person who is known by us to beneficially own more than 5% of the issued and outstanding shares of common stock; (ii) the Chairman and Chief Executive Officer; (iii) the directors; and (iv) all of the executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1)(2)	No. of shares		Percentage
Charles Fust, Chairman and Chief Executive Officer	7,901,400	(3)	54.38%
Scott M. Klein, Chief Financial Officer, Secretary	116,667	(5)	*
Stacey Maloney-Fust, Senior Vice President and a Director	55,000	(10)	*
P. Robert DuPont, Director	406,000	(4)	2.78%
David Otto, Director(6)	50,000		*
Stephen Bannon, Director(7)	425,000	(8)	2.93%
Moty Hermon	1,229,723	(9)	8.49%
David N. Macrae Trust	2,452,990	(11)(12)	15.50%
David N. Macrae	2,486,323	(13)	15.68%
All officers and directors as a group (6 persons)	8,899,067	(14)	59.96%

*	Represents less than 1% of all issued and outstanding voting stock of SinoFresh.

(1)	Unless otherwise noted, the address of each person or entity listed is c/o SinoFresh HealthCare, Inc., 516 Paul Morris Drive, Englewood, FL 34223.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of September 21, 2005, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Represents 4,846,400 shares of common stock owned by the Charles Fust Family Limited Partnership for which a corporation Mr. Fust controls is the general partner; 3,000,000 shares of common stock issuable upon conversion of 1,500,000 shares of Series B preferred stock held by the Charles Fust Family Limited Partnership, which shares of Series B preferred stock vote on an as converted basis; 5,000 shares of common stock owned by his spouse; and 50,000 shares of common stock issuable pursuant to options exercisable by his spouse, Stacey Maloney-Fust, within the next 60 days.

(4)	Represents 250,000 shares of common stock, 10,000 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock, and 146,000 shares of common stock issuable pursuant to options exercisable within the next 60 days.

(5)	Represents 116,667 shares of common stock issuable pursuant to options exercisable within the next 60 days.

(6)	Mr. Otto’s address is 900 Fourth Avenue, Suite 3140, Seattle, WA 98164.

(7)	Mr. Bannon’s address is 1547 18th Street, Santa Monica, CA 90404.

(8)	Represents 375,000 shares of common stock and 50,000 shares of common stock issuable pursuant to options exercisable within the next 60 days.

(9)	Represents 1,229,723 shares of common stock Mr. Moty Hermon has a right to acquire from Mr. Fust pursuant to a put option, which shares of stock have been deposited into escrow by Mr. Fust for the benefit of Mr. Hermon. Mr. Fust holds a proxy to vote the escrowed shares.

(10) Represents 5,000 shares of common stock and 50,000 shares of common stock issuable pursuant to option exercisable within the next 60 days. Excludes 7,846,400 beneficially owned by her spouse, Charles Fust, an executive officer and director of the Company.

(11)	Represents 1,104,170 shares of common stock, 894,274 shares of common stock issuable pursuant to warrants exercisable within the next 60 days, and 454,546 shares of common stock issuable upon conversion of a debenture that is convertible within the next 60 days.

(12)	Mr. Macrae’s address is 621 Casey Key Rd, Nokomis, FL 34275.

(13)	Represents 33,333 shares of common stock purchase warrants that are exercisable within the next 60 days, and the following securities held by the David N. Macrae Trust for which Mr. Macrae is the trustee: 1,104,170 shares of common stock, 894,274 shares of common stock issuable pursuant to warrants exercisable within the next 60 days, and 454,546 shares of common stock issuable upon conversion of a debenture that is convertible within the next 60 days.

(14)	Represents 5,526,400 shares of common stock; 3,000,000 shares of common stock issuable upon conversion of 1,500,000 shares of Series B preferred stock; 10,000 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock; and 362,667 shares of common stock issuable upon exercise of outstanding options that are exercisable within the next 60 days.

EXECUTIVE COMPENSATION
     The following table sets forth all the compensation earned by the person serving as the Chief Executive Officer (Named Executive Officer) during the fiscal years ended December 31, 2004 and 2003 and any other officers who have earned greater than $100,000 in total salary and bonuses during the 2004 or 2003 fiscal years.
SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation(1)		Compensation Awards
Name And Principal	Fiscal			Securities		All Other
Position	Year	Salary	Bonus	Underlying Options		Compensation

Charles A. Fust	12/31/04	$180,000	$-0-	-0-		$15,286
Chairman and Chief	12/31/03	150,388	-0-	-0-		14,744
Executive Officer
Russell R. Lee(2)	12/31/04	107,484	21,500	-0-
Former Chief	12/31/03	40,000	5,000	200,000	(3)
Financial Officer and Secretary

(1)	The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officer. The aggregate amount of such compensation for the Named Executive Officer is less than 10% of the total annual salary and bonus.

(2)	Mr. Lee resigned on October 31, 2004.

(3)	On November 18, 2004, these options became fully exercisable by majority vote of the Board.
Stock Options Granted in Fiscal 2004
     The following table sets forth certain information concerning grants of options made during fiscal 2004 to the Named Executive Officers.

	Number of			Fair
	Securities	Percent of Total	Exercise	Market
	Underlying	Options Granted	or Base	Value on
	Options	to Employees in	Price	Date of	Expiration
Name	Granted(#)	2004	($/SH)	Grant	Date

Charles A. Fust	-0-	N/A	N/A	N/A	N/A
Russell R. Lee	-0-	N/A	N/A	N/A	N/A
Aggregate Stock Option Exercises and Year-End Option Value Table
     The following table sets forth certain information concerning option exercises in fiscal 2004, the number of stock options held by the Named Executive Officers as of December 31, 2004 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

	Number of
	Shares
	Acquired		Number of Unexercised		Value of Unexercised
	on	Value	Options Held at Fiscal Year-		In-the-Money Options at Fiscal
	Exercise	Realized ($)	End(#)		Year-End(1)
Name	(#)	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles A. Fust	-0-	N/A	N/A	N/A	N/A	N/A
Russell R. Lee	-0-	N/A	200,000	-0-	N/A	N/A

(1)	Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option. The closing sale price for the Company’s common stock as reported by the NASDAQ Trading and Market Services on December 31, 2004 was $0.68 per share.
Employment Agreement
     As a result of the merger, the Company assumed the employment agreement between Charles Fust and SinoFresh – Delaware dated December 1, 2002. The employment agreement has a term of five years and is renewable upon mutual agreement of the parties. Under that agreement, he is entitled to a base salary, as adjusted, of $180,000 annually and 5.0% of net earnings before taxes. In addition, Mr. Fust is entitled to receive $1,000 per month car allowance. The agreement also provides that the Company and Mr. Fust enter into a stock option agreement under which he would be provided anti-dilution rights so that Mr. Fust’s equity ownership of the Company, on a fully diluted basis, will be no less than 15% so long as the total outstanding shares on a fully diluted basis are less than 100,000,000. The agreement also prohibits Mr. Fust from competing with the Company for a period of three years upon cancellation of the employment agreement.
     Russell R. Lee, the Company’s former Chief Financial Officer and Secretary, left the Company on October 31, 2004. The board of directors, by majority vote on November 18, 2004, agreed to fully vest all of his options for 200,000 shares of common stock and approved the payment to him of an earned bonus in the amount of $32,500, payable $12,500 in November 2004 and $4,000 per month thereafter commencing December 2004 through April 2005.
Director’s Compensation
     Our directors do not receive any stated salary for their services as directors or members of committees of the board of directors, but by resolution of the board, a fixed fee may be allowed for attendance at each meeting. Directors may also serve the Company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity. Upon their election to the board, non-employee directors are paid $1,500 per day on days board meetings are held, with an annual limit of $4,000. Reasonable travel expenses are reimbursed.
Stock Option Plan
     The Company’s Compensation Committee and the Board of Directors currently administer the 2002 Stock Option Plan (Plan). The Plan provides for the grant of options (incentive and non-statutory), to officers, employees and independent contractors capable of contributing to the Company’s performance. The Company has reserved an aggregate of 3,000,000 shares of common stock for grants under the Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. As of December 31, 2004, the Company had outstanding non-statutory options for 1,304,750 shares of the Company’s common stock. These options have a term of five years from the date of grant, unless earlier terminated in accordance with the provisions of the Plan and applicable stock option agreements. The exercise prices of all of the options granted as of December 31, 2004 range from $0.75 to $1.70 per share. The options generally have scheduled vesting except for options for 446,000 shares, which either vested immediately upon grant or were subsequently accelerated by the

Board. Upon expiration or termination of unexercised options, the unpurchased shares subject to such options will again be available for purposes of the Plan.
ORGANIZATION WITHIN PAST FIVE YEARS
     Our current directors may be considered founders or promoters. The consideration paid to our directors is discussed elsewhere in this prospectus.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     SinoFresh contracted with Sargon Capital, Inc. (Sargon) for certain investment banking and consulting services to be provided pursuant to two agreements between the Company and Sargon. Sargon is affiliated with Andrew Badolato and they each are shareholders of the Company. The Company has terminated the agreements with Sargon. In April 2004, the principals of Sargon filed a complaint alleging a breach of the consulting services agreement by failing to pay certain fees. SinoFresh plans to vigorously defend this claim. See the “Legal Proceedings” section for further discussion.
     SinoFresh’s office facility at 516 Paul Morris Drive, Englewood, Florida, is leased from DuPont and Fust Real Estate Ventures, LLC, which is owned by 50% P. Robert DuPont, the Vice President of Research & Development and a member of our board of directors, and 50% by Charles Fust, the Chairman and CEO. SinoFresh entered into a 5-year lease at a base rent of $5,998 per month (plus sales tax), effective April 2003, but did not move in or incur expenses until August 2003. The lease provides for two additional five-year terms at the option of SinoFresh.
     The Otto Law Group, PLLC, Seattle, Washington, represented the Company and SinoFresh – Delaware on legal matters and billed the Company for legal services pursuant to an engagement agreement. David Otto of The Otto Law Group, PLLC, is a shareholder and a member of the Board of Directors of the Company and was formerly the Company’s General Counsel and Secretary. In fiscal 2004 and 2003, The Otto Law Group, PLLC billed the Company approximately $20,000 and $277,000, respectively for legal fees and expenses.
     The Company rented on a month to month basis from Stacey Maloney-Fust at the sum of $1,250 per month, a condominium apartment owned by Ms. Fust and which was used as corporate housing by the Company. Total rent expensed in 2004 and 2003 was $6,250 and $7,500, respectively. This arrangement was terminated as of June, 2004. During 2003, consulting fees paid to this Ms. Fust prior to her becoming an officer and a director approximated $10,000.
     In 2003, the Company paid approximately $30,000 in lease payments for office space in Ft. Lauderdale, Florida that had been leased by Charles Fust on behalf of SinoFresh Laboratories, Inc.
     At the time of the acquisition of SinoFresh Labs, the Company issued to Charles Fust 1,500,000 (postmerger) shares of Series B Preferred Stock for the transfer of his U.S. patents to the Company, and issued 6,000,000 (post-merger) shares of common stock to Charles Fust and certain of his designees in connection with Mr. Fust’s employment with the Company. The Company also expensed approximately $131,000 in 2003 on behalf of Mr. Fust in connection with the registration and maintenance of certain foreign patents. The foreign patents have been subsequently assigned to the Company.
     Charles Fust, the CEO and Chairman of our board of directors, contracted with SinoFresh – Delaware for the assignment of the United States rights to the SinoFresh product patents in exchange for 1,500,000 shares of Series B preferred stock. By virtue of the Merger Agreement, the United States rights to the SinoFresh product patents formerly held by Charles Fust have become the property of SinoFresh. A fairness opinion has been issued to SinoFresh — Delaware verifying that this transaction is fair and was conducted at arms-length.

SELLING SHAREHOLDERS
     The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. Except for the ownership of the Company’s securities, none of the selling shareholders have had any material relationships with us within the past three years. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.
     We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission (the SEC), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock, or as a result of anti-dilution provisions contained in the debentures and warrants held by the selling shareholders.
     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 21, 2005, by each of the selling shareholders. The number of shares in the column labeled “Shares Registered in this Offering” represent all of the shares that each selling shareholder may offer under this prospectus. The table assumes that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement with certain of the selling shareholders to maintain the effectiveness of this registration statement until the earlier of the date that all of their shares are sold and the date on which their shares become eligible for resale under Rule 144(k).
[Remainder of page intentionally left blank]

					Beneficial Ownership
					After This Offering
	Beneficial		Shares		Number
	Ownership Prior		Registered in		of
Name	to This Offering		This Offering		Shares(1)	Percent(1)
Bushido Capital Master Fund, L.P.	681,820	(2)	909,094	(3)		*
Gamma Opportunity Capital Partners, LP	681,820	(2)	909,094	(3)		*
DCOFI Master LDC	681,820	(2)	909,094	(3)		*
Bluegrass Growth Fund, LP	681,820	(2)	909,094	(3)		*
Bluegrass Growth Fund, Ltd.	681,820	(2)	909,094	(3)		*
David N. Macrae Trust	2,452,990	(4)	1,576,094	(5)	1,104,170	4.50%
Asset Managers International Ltd.	625,002	(6)	852,276	(7)		*
DC Asset Management LLC	56,818	(8)	56,818	(8)		*
Richard Molinski	68,183	(9)	90,910	(10)		*
Christopher C. Moore	162,500	(11)	200,000	(12)	12,500	*
Bristol Investment Partners LP I	408,500	(13)	396,000	(14)	12,500	*
Michael Gottlieb	417,125	(15)	44,000	(16)	373,125	1.52%
InvestLinc Emerging Growth Equity	97,577	(17)	97,577	(17)		*
InvestLinc Equity Fund II	250,913	(17)	250,913	(17)		*
InvestLinc Group LLC	470,000	(18)	470,000	(18)		*
D&J Properties	100,000	(19)	100,000	(19)		*
Raymond J. Fonseca, D.M.D.	6,250	(20)	6,250	(20)		*
William J. Kelvie	16,250	(21)	6,250	(20)	10,000	*
Seth I. Rosenberg, M.D.	6,250	(20)	6,250	(20)		*
Herbert S. Silverstein, M.D.	11,250	(20a)	6,250	(20)	5,000	*
James A. Stankiewicz, M.D.	6,250	(20)	6,250	(20)		*
Jur T. Strobos, M.D.	6,250	(20)	6,250	(20)		*
Richard M. Goldfarb, M.D.	50,000	(22)	50,000	(22)		*
John Dowd	33,350	(23)	33,350	(23)		*
Murdina Macrae Trust	33,350	(23)	33,350	(23)		*
Raymond Debbane	66,700	(23)	66,700	(23)		*
Urpo Uosikkinen	16,670	(24)	6,670	(23)	10,000	*
Ken Hall	33,350	(23)	33,350	(23)		*
Mark Sirrangelo	16,675	(23)	16,675	(23)		*
Donald Fee	16,675	(23)	16,675	(23)		*
Ventures Unlimited LLC	33,350	(23)	33,350	(23)		*
FFI Clearpath	200,100	(23)	200,100	(23)		*
Stellar Enterprises	16,675	(23)	16,675	(23)		*
Eugene Thomason	33,350	(23)	33,350	(23)		*
The San Vicente Group, LLC	33,350	(23)	33,350	(23)		*
Tim Kepler	50,000	(25)	50,000	(25)		*
Best Bet Media Group	190,000	(26)	190,000	(27)		*
Reno Rolle	200,000	(28)	200,000	(29)		*
Ed McMahon	160,000	(30)	160,000	(30)		*
David N. Macrae	2,519,657	(31)	100,000	(32)	1,104,170	4.50%
Bryan W. Miller	37,500	(33)	37,500	(33)		*
Victor Rones	12,500	(33)	12,500	(33)		*

*	Represents beneficial ownership of less than one percent.

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling shareholders are under no obligation known to us to sell any shares of common stock at this time.

(2)	Represents 454,546 shares of common stock that may be acquired immediately upon conversion of an outstanding secured debenture at a conversion rate of $0.55 per share and 227,274 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share. The debentures and warrants were acquired from SinoFresh in a private placement which closed in December 2004.

(3)	Represents 454,546 shares of common stock issuable upon conversion of an outstanding secured debenture, 227,274 shares of common stock issuable upon exercise of a warrant, and an additional 227,274 shares of common stock issuable on account of interest payments at the discretion of SinoFresh (subject to conditions being met as stated in the debenture) and any possible anti-dilution adjustments relating to the debenture.

(4)	Represents 1,104,170 shares of outstanding common stock; 667,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $5.00 per share, which warrant was purchased from SinoFresh in a private placement in September 2003; 454,546 shares of common stock that may be acquired immediately upon conversion of an outstanding secured debenture at a conversion rate of $0.55 per share and 227,274 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share, which debenture and warrant were acquired from SinoFresh in a private placement which closed in December 2004.

(5)	Represents 454,546 shares of common stock issuable upon conversion of an outstanding secured debenture, 894,274 shares of common stock issuable upon exercise of warrants, and an additional 227,274 shares of common stock issuable on account of interest payments at the discretion of SinoFresh (subject to conditions being met as stated in the debenture) and any possible anti-dilution adjustments relating to the debenture.

(6)	Represents 454,546 shares of common stock that may be acquired immediately upon conversion of an outstanding secured debenture at a conversion rate of $0.55 per share and 170,456 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share, which debenture and warrant were acquired from SinoFresh in a private placement which closed in December 2004.

(7)	Represents 454,546 shares of common stock issuable upon conversion of an outstanding secured debenture, 170,456 shares of common stock issuable upon exercise of a warrant, and an additional 227,274 shares of common stock issuable on account of interest payments at the discretion of SinoFresh (subject to conditions being met as stated in the debenture) and any possible anti-dilution adjustments relating to the debenture.

(8)	Represents 56,818 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share.

(9)	Represents 45,456 shares of common stock that may be acquired immediately upon conversion of an outstanding secured debenture at a conversion rate of $0.55 per share and 22,727 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share, which debenture and warrant were acquired from SinoFresh in a private placement which closed in December 2004.

(10)	Represents 45,456 shares of common stock issuable upon conversion of an outstanding secured debenture, 22,727 shares of common stock issuable upon exercise of a warrant, and an additional 22,727 shares of common stock issuable on account of interest payments at the discretion of SinoFresh (subject to conditions being met as stated in the debenture) and any possible anti-dilution adjustments relating to the debenture.

(11)	Represents 12,500 shares of common stock owned jointly with spouse; 100,000 shares of common stock that may be acquired immediately upon conversion of an outstanding secured debenture at a conversion rate of $0.55 per share and 50,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share, which debenture and warrant were acquired from SinoFresh in a private placement which closed in December 2004.

(12)	Represents 100,000 shares of common stock issuable upon conversion of an outstanding secured debenture, 50,000 shares of common stock issuable upon exercise of a warrant, and an additional 50,000 shares of common stock issuable on account of interest payments at the discretion of SinoFresh (subject to conditions being met as stated in the debenture) and any possible anti-dilution adjustments relating to the debenture.

(13)	Represents 12,500 shares of common stock, 108,000 shares of common stock that may be acquired immediately upon exercise of outstanding warrants at an exercise price of $1.00 per share, and 288,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.55 per share. The warrants were issued in connection with a warrant financing which closed in September 2003 and the debenture financing which closed in December 2004, respectively. The selling shareholder is an affiliate of Bristol Investment Group, Inc., a NASD member broker/dealer firm. (14) Represents shares of common stock that may be acquired upon exercise of outstanding warrants.

(15)	Represents 123,125 shares of common stock; 250,000 shares of common stock beneficially owned by Mr. Gottlieb’s spouse; 12,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $1.00 per share, and 32,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.55 per share. The warrants were issued to the broker in connection with the warrant private placement which closed in September 2003 and the debenture private placement which closed in December 2004, respectively. The selling shareholder is a broker licensed with Southwest Securities, Inc., a NASD member broker/dealer firm.

(16)	Represents shares of common stock that may be acquired upon exercise of outstanding warrants.

(17)	Represents shares of outstanding common stock. The shares were issued to the shareholder by SinoFresh’s predecessor in connection with an amendment to a loan agreement in 2002.

(18)	Represents 420,000 outstanding shares of common stock and 50,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $1.00 per share. The shares and warrant were issued to the shareholder in connection with an amendment to a loan agreement and a consulting agreement, respectively.

(19)	Represents 50,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $1.00 per share, and 50,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $5.00 per share. The warrants were issued in connection with a loan transaction.

(20)	Represents shares of common stock that may be acquired upon exercise of outstanding warrants at an exercise price of $1.00 per share. These warrants were issued to these individuals for their service on our Medical Advisory Board.

(20a)	Represents 5,000 outstanding shares of common stock and 6,250 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $1.00 per share.

(21)	Represents 6,250 shares of common stock that may be acquired upon exercise of outstanding warrant at an exercise price of $1.00 per share, which warrant was issued in respect of service on our Medical Advisory Board; and 10,000 shares owned jointly with spouse.

(22)	Represents shares of common stock that may be acquired upon exercise of 25,000 outstanding warrants at an exercise price of $2.00 per share, and 25,000 outstanding warrants at an exercise price of $1.00 per share, which warrants were issued in respect of service on our Medical Advisory Board.

(23)	Represents shares of common stock that may be acquired immediately upon exercise of outstanding warrants at an exercise price of $5.00 per share. These warrants were issued in a private placement of warrants that were sold at a price of $1.20 per warrant in September 2003.

(24)	Represents 10,000 shares of common stock, and 6,670 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $5.00 per share, which warrant was issued in a private placement of warrants that were sold at a price of $1.20 per warrant in September 2003.

(25)	Represents shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $4.00 per share. The warrant was issued in exchange for services.

(26)	Represents 150,000 shares of outstanding common stock and 40,000 shares of common stock issuable pursuant to warrants that are exercisable within the next 60 days at an exercise price of $0.29 per share. These securities were issued in respect of services.

(27)	Represents 150,000 shares of outstanding common stock and 40,000 shares of common stock issuable pursuant to warrants that are exercisable within the next 60 days at an exercise price of $0.29 per share. These securities were issued in respect of services.

(28)	Represents 50,000 shares of common stock and 150,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share. These securities were issued in respect of services.

(29)	Represents 50,000 shares of common stock and 150,000 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $0.60 per share. These securities were issued in respect of services.

(30)	Represents 160,000 shares of common stock issuable pursuant to warrants that are exercisable within the next 60 days at an exercise price of $0.29 per share. The warrants were issued in exchange for services.

(31)	Represents 66,667 shares of common stock that may be acquired immediately upon exercise of an outstanding warrant at an exercise price of $7.00 per share. Also includes the following securities held by the David N. Macrae Trust, for which Mr. Macrae is trustee: 1,104,170 shares of common stock, 894,274 shares of common stock issuable pursuant to warrants that are exercisable within the next 60 days, and 454,546 shares of common stock issuable upon conversion of a debenture that is convertible within the next 60 days. Excludes 33,333 common stock purchase warrants that vest in September 2006. See also Note 4 above.

(32)	Represents 100,000 common stock purchase warrants with an exercise price of $7.00 per share, 66,667 of which are currently exercisable and the remaining 33,333 warrants vest in September 2006.

(33)	Represents shares of common stock issued in connection with the settlement of a lawsuit.
[Remainder of page intentionally left blank]

PLAN OF DISTRIBUTION
     We will not receive any proceeds from the sale of the shares covered by this prospectus. The shares are being offered on behalf of the selling shareholders. The shares may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.
     The sale of the shares may be effected in one or more of the following methods:
•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the settlement of short sales;

•	through privately negotiated transactions or

•	through any other legally available method.
     In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (Securities Act) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.
     The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time pursuant to this prospectus.
     These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold thereafter pursuant to this prospectus if the shares are delivered by the selling shareholders.
     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).
     The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.
     The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders may not effect any sale or distribution of the shares pursuant to this prospectus until after the prospectus has been appropriately amended or supplemented, if required.
     The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.
     We have agreed with the selling shareholders holding debentures that we will maintain the effectiveness of this registration statement until the earlier of the sale of all the shares held by such holders or the date on which the shares may be publicly resold under Rule 144(k). No sales may be made using this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. We can not assure you that the selling shareholders will sell any of the shares offered by this prospectus. We have agreed to indemnify certain selling shareholders against certain liabilities arising under the Securities Act and the Exchange Act.
DESCRIPTION OF SECURITIES
Common Stock
     The holders of SinoFresh’s common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding-up, and after payment of creditors and preferred shareholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. Each share of the common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. We have authorized 500,000,000 shares of no par value common stock. As of September 21, 2005, there are 14,478,936 shares issued and outstanding and $132,000 warrant subscriptions receivable.
     We entered into registration rights agreements with holders of our restricted common stock and agreed to register for resale for these holders approximately 1,018,490 shares of common stock, which shares are included in the registration statement of which this prospectus is a part.
Preferred Stock
     Our Articles of Incorporation authorize the issuance of up to 200,000,000 shares of “blank check” preferred stock with such rights and preferences as our board of directors, without further shareholder approval, may determine from time to time. Of these authorized preferred shares, SinoFresh has designated 858,170 shares as Series A preferred stock, 1,500,000 shares as Series B preferred stock, and 1,250,000 shares as Series C preferred stock. All preferred stock ranks senior to common stock as to payment of dividends and distribution of assets. Series A and B preferred stock ranks junior to Series C preferred stock, and Series A preferred stock ranks junior to Series B preferred stock, as to payment of dividends and distribution of assets. All three series of preferred stock have a liquidation value of $2.00 per share. Series A preferred shares are convertible into common stock on a one-for-one basis, while Series B and C preferred shares are convertible on a two-for-one basis, and, all have voting rights equivalent to the common stock into which they are convertible. In September 2004, the shares of common stock underlying the outstanding preferred stock became eligible for resale under Rule 144. There are 823,795 shares of Series A preferred stock outstanding, 1,500,000 shares of Series B preferred outstanding and 869,500 shares of Series C preferred stock outstanding, as of September 21, 2005.
     Holders of our Series A and C preferred stock have certain registration rights pertaining to their underlying shares of common stock; however, the Company believes that its obligations to register the stock are moot since the holders of those shares are able to now convert and sell under Rule 144. The terms of the Series B preferred stock provide that shares issuable upon conversion of the Series B preferred stock may be registered for resale at the sole discretion of the Company.
Debentures
     In connection with a recent financing, we issued $1,830,000 of senior secured 6% convertible debentures which have a maturity date of December 5, 2006. The debentures are convertible into 3,327,273 shares of common stock at a conversion price of $0.55 per share. The debentures are secured by substantially all of our assets, including our U.S. patents, and the assets of our subsidiary. The debentures contain anti-dilution provisions under which the number of shares issuable upon conversion of the debentures and the conversion price will be adjusted upon the sale by us of common stock or securities convertible into or exercisable for common stock at prices below the then existing conversion price of the debenture, the occurrence of stock splits, stock distributions, and other corporate events. The shares of common stock issuable upon conversion of the debentures are included for resale in this prospectus pursuant to registration rights provisions of the debentures at 150% (4,990,923 shares) of the shares issuable upon conversion. We are obligated to keep the registration statement effective until the earlier of the sale of all of the conversion shares and the date on which the shares may be publicly resold under Rule 144(k). We may, at our option, require the conversion of all of the debentures into shares of common stock provided that the market price of our common stock exceeds 300% of the conversion price of the debentures then in effect for at least 20 consecutive trading days and until delivery of a notice of mandatory conversion in accordance with the terms of the debenture.
     Under the debentures, we are prohibited from taking certain corporate actions without the written consent of the holders of the debentures, including the making of distributions on our capital stock; the redemption or repurchase of our securities; the creation of any liability or lien on our assets except borrowings existing or committed on December 6, 2004, obligations to trade creditors or financial institutions incurred in the ordinary course of business, and loans to repay the debentures; the sale or other disposition of any significant portion of our assets outside of the ordinary course of business; the loaning or the advancing of any funds or credit, except in connection with any such items in existence or committed on December 6, 2004, or made in the ordinary course of business, or that are not in excess of $50,000 if made outside the ordinary course of business; and create any contingent liabilities except those that are in existence on December 6, 2004 or are made in the ordinary course of business.
     We will be subject to significant liquidated damages if we default under the debentures. An event of default under the debentures includes, among other things, the failure to pay principal or interest when due; the breach of certain covenants that is not cured within 10 days after notice thereof; the failure to timely deliver shares of common stock upon conversion; the failure to timely file the registration statement for the debenture holders or to obtain effectiveness of the registration statement from the SEC within 60 days (or 135 days under certain circumstances) from the date of filing the registration statement with the SEC or timely amend or supplement the registration statement thereafter. In the event of a default, the holders of the debentures, in their discretion, may accelerate the maturity date (such accelerated date being the “Mandatory Prepayment Date”), and the payoff amount of the debentures would be equal to the higher of (the “Default Amount”):
     (a) 125% multiplied by the Default Sum (with “Default Sum” defined as the sum of (i) the then outstanding principal plus (ii) the accrued and unpaid interest plus (iii) accrued and unpaid default interest plus (iv) any amounts owed under the registration rights agreement among the Company and the holders of the debentures; or
     (b) the parity value of the Default Sum, where the “parity value” is equal to product of (i) the highest number of shares of common stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with the conversion provisions of the debentures, multiplied by (ii) the market price for the common stock during the period beginning on the date of the first occurrence of an event of default and ending on the day prior to the Mandatory Prepayment Date.

     If the Default Amount is not paid within 5 business days of written demand for same by the holder, the holder has the right at any time, so long as we remain in default, to require us to issue, in lieu of the Default Amount, the number of shares of common stock equal to the Default Amount divided by the conversion price then in effect.
     We may not voluntarily prepay the debentures except if we pay in respect thereof the Default Amount.
     The debentures are secured by all of our assets and the assets of our subsidiary, including our U.S. patents. Further, our subsidiary has guaranteed the performance of our obligations under the debentures and the related security agreements and warrants.
Warrants and Stock Options
     Warrants
     In connection with the debenture financing, we issued to the debenture holders and a placement agent warrants to purchase 1,663,645 and 320,000 shares of common stock, respectively. The warrants have an exercise price of $0.60 and $0.55 per share, respectively, and expire on December 6, 2009. If the resale of the shares of common stock is not registered for resale pursuant to an effective registration statement, the warrant may be exercised by a cashless procedure whereby, in lieu of paying for the shares in cash, the holder may pay for shares purchased by surrendering the warrant for a number of shares of common stock determined in accordance with a specified formula. The warrants contain anti-dilution provisions under which the number of shares issuable upon exercise of the warrants and the exercise price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the warrants, the occurrence of stock splits, stock distributions, and other corporate events. The 1,663,645 and 320,000 shares of common stock issuable upon exercise of the warrants are included for resale in this prospectus pursuant to registration rights agreements. We are obligated to keep the registration statement effective until the earlier of the sale of all of the warrant shares and the date on which such shares may be publicly resold under Rule 144(k).
     We have outstanding additional warrants to purchase a total of 2,303,470 shares of common stock. The warrants were issued in private placements and to consultants and vendors in respect of services. The warrants have exercise prices ranging from $0.29 to $7.00 per share, and expire at varying times from November 2005 through August 2010. The warrants contain piggy-back registration rights provisions. The warrants contain standard anti-dilution provisions pursuant to which the number of shares issuable upon exercise of the warrants will be adjusted upon stock splits, stock distributions and the like.
     Stock Options
     We have issued options to purchase 317,681 shares of common stock to independent consultants at exercise prices ranging from $0.55 to $1.50 per share. All of these options are currently exercisable and expire at varying times between September 1, 2008 and August 30, 2010.
     Plan Stock Options
     We have reserved for options under our 2002 Stock Option Plan 3,000,000 shares of common stock. As of September 21, 2005, there were outstanding options under the Plan for 1,491,250 shares of common stock, at exercise prices ranging from $0.57 to $1.70 per share. Of these options, approximately 1,008,000 shares are exercisable within the next 60 days. As of September 21, 2005, there are 1,508,750 shares of common stock available for option grants under the Plan.
Registration Rights Agreements
     Registration Rights of the Holders of Debentures and Related Warrants. We entered into a registration rights agreements with the holders of the debentures and related warrants pursuant to which we are including in this registration statement a total of 4,990,923 shares of common stock issuable upon conversion of the debentures and that may be issuable under the debentures on account of interest payments and certain anti-dilution adjustments, and

1,663,645 shares of common stock that are issuable upon exercise of the warrants. If the registration statement is not declared effective within 60 days of the filing date (or 135 days from the filing date if it is reviewed by the SEC), or if sales of the shares may not be made pursuant to the registration statement after effectiveness, or the common stock ceases to be traded on the OTCBB or, if applicable, a national securities exchange or Nasdaq, the Company will be obligated to pay to each holder of the debentures or the securities underlying the debentures or the warrants an amount equal to the original principal amount of the debentures, multiplied by the Applicable Percentage (defined below) times:
     (i) the number of months (prorated for partial months) after the end of the aforementioned 135 day period and prior to the date the registration statement is declared effective by the SEC, exclusive of delays attributable to the investors; or
     (ii) the number of months (prorated for partial months) that sales of all of the registered shares cannot be made pursuant to the registration statement after the registration statement has been declared effective, excluding certain allowed delays as provided in the agreement; or
     (iii) the number of months (prorated for partial months) that the common stock is not listed or included for quotation on the OTCBB, Nasdaq or a national securities exchange, or that trading in the common stock is halted after the registration statement has been declared effective.
     The “Applicable Percentage” means (i) one percent during the first 30 days that any of the foregoing events has occurred and is continuing, and (ii) two percent after the first 30 days that any of the foregoing events has occurred and is continuing.
     The registration rights agreement also provides for piggyback registration rights if we fail to file the mandatory registration statement or fail to maintain its effectiveness until the earlier of (i) the date on which all of the shares of common stock underlying the debentures and the related warrants have been sold and (ii) the date such shares may be sold under Rule 144(k).
     SinoFresh and the holders of the debentures and related warrants have agreed to indemnify each other for certain acts or omissions of the indemnifying party in connection with the registration of the registered shares.
     Other Registration Rights. We have included in this registration statement 1,018,490 shares of common stock held by certain shareholders, and 2,368,095 shares of common stock issuable upon exercise of outstanding warrants, pursuant to piggy-back registration rights provisions contained in related registration rights agreements and/or warrants. Those agreements do not contain damages provisions or other penalties for failure to obtain or maintain effectiveness of the registration statement. Certain of the registration rights provisions provide for cross-indemnification for certain acts or omissions of the indemnifying party in connection with the registration of the shares.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock and our preferred stock is American Stock Transfer & Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219.
Indemnification and Limited Liability Provisions
     We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation, require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We maintain officer’s and director’s liability insurance coverage with limits of liability of $4,000,000 in excess of the first $1,000,000 limit of liability. There can be no assurance that such insurance will be available in the future, or that if available, it will be available on terms that are acceptable to the us. Furthermore, there can be no assurance that the insurance coverage provided will be sufficient to cover the amount of any judgment awarded against an officer or director (either individually or in the aggregate). Consequently, if such judgment exceeds the coverage under the policy, the we may be forced to pay such difference.
     We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
EXPERTS
     The financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been so included in reliance on the report of Moore Stephens Lovelace, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL OPINION
     Shutts & Bowen LLP has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     Effective March 4, 2004, SinoFresh dismissed Salberg & Company, P.A. (Salberg) as the independent auditors of our consolidated financial statements. We appointed Moore Stephens Lovelace, P.A., effective March 4, 2004, as our independent auditors. The decision to change auditors was approved by our board of directors on March 4, 2004 at which time we believed that two of the formerly five board members had been previously removed by shareholder written consents. Subsequent to such date, it was determined that there was a technical deficiency in the written consents and as a result, two of the five board members had not been removed and therefore were still on the board. However, on March 29, 2004, at a meeting of the full board of directors, a majority of the board of directors ratified and approved the termination of Salberg and the appointment of Moore Stephens Lovelace, P.A. as our independent auditors effective March 4, 2004.
     In September 2003, we acquired SinoFresh HealthCare, Inc., a Delaware corporation (the Delaware Company) by merger of that Delaware Company into SinoFresh Acquisition Sub, Inc., a Florida corporation and our wholly-owned subsidiary. SinoFresh Acquisition Sub remained the surviving entity, changed its name to SinoFresh Corporation and is our operating subsidiary. Post-merger, we filed a Form 8-K/A which included the financial statements of the Delaware Company for the period from October 15, 2002 (inception) to December 31, 2002, as audited by Salberg (which at the time of the merger became our independent auditors), together with unaudited financial statements for the six months ended June 30, 2003. The consolidated financial statements of the Delaware Company are deemed our financial statements of the post-merger. No report of Salberg on our consolidated financial statements for the fiscal year ended December 31, 2002 contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. During Salberg’s engagement and through the date of its letter, there were no disagreement(s) with Salberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Salberg, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

     During Salberg’s engagement and through the date of its letter, Salberg did not advise us of any matters listed in paragraphs (1) through (3) of Item 304(a)(1)(iv)(B) of Regulation S-B, except as follows: On February 26, 2004, Salberg requested, as an expanded audit procedure, the engagement of an outside specialist to review accounting matters relating to a recently filed lawsuit against us and our management. We did not disagree with Salberg’s request. However, we decided to instead replace Salberg with a larger accounting firm that has more resources and personnel to complete the audit of our 2003 consolidated financial statements and also perform any expanded audit procedures the new accounting firm deemed appropriate. We authorized Salberg to respond fully to any inquiries about the foregoing made by Moore Stephens Lovelace, P.A.
     We furnished Salberg with a copy of our above statements, filed with the SEC on an amended Form 8-K on April 12, 2004 and which are duplicated herein, in response to Item 304(a)(1) Regulation S-B and requested that Salberg furnish us with a letter addressed to the Securities and Exchange Commission, stating whether or not it agreed with such statements. A copy of Salberg’s letter, dated March 30, 2004, is included as an exhibit to the registration statement of which this prospectus is a part.

SINOFRESH HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2005
(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$172,368
Accounts receivable, net of allowances of $60,244	160,904
Inventory	49,403
Deferred debt issuance costs, current	205,068
Other current assets	166,258

TOTAL CURRENT ASSETS	754,001

FURNITURE AND EQUIPMENT, NET	94,688
PATENTS, NET	2,403,867
GOODWILL	2,409,401
DEFERRED DEBT ISSUANCE COSTS, NET	85,460
OTHER ASSETS	6,418

TOTAL ASSETS	$5,753,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital leases	$23,015
Short-term notes payable	19,874
Accounts payable	1,666,646
Accrued expenses	431,682

TOTAL CURRENT LIABILITIES	2,141,217

CONVERTIBLE DEBENTURES, NET OF UNAMORTIZED DEBT DISCOUNTS	1,397,919
CAPITAL LEASES, NET OF CURRENT MATURITIES	49,942

TOTAL LIABILITIES	3,589,078

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, no par value; 500,000,000 shares authorized; 14,272,120 shares issued and outstanding	5,754,363
Preferred stock, no par value; $2 liquidation value per share 200,000,000 shares authorized:
Series A convertible preferred stock, voting; 858,170 shares authorized, 823,795 shares issued and outstanding	1,647,589
Series B convertible preferred stock, voting; 1,500,000 shares authorized, issued and outstanding	3,000,000
Series C convertible preferred stock, voting; 1,250,000 shares authorized; 882,000 shares issued and outstanding	1,583,181
Accumulated deficit	(9,610,929)
Deferred stock-based compensation	(77,447)
Subscriptions receivable	(132,000)

TOTAL STOCKHOLDERS’ EQUITY	2,164,757

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,753,835

See notes to condensed consolidated financial statements.

SINOFRESH HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUE, net	$832,974	$183,863	$1,320,830	$2,115,432

COST OF REVENUE	225,014	81,803	374,793	490,359

GROSS PROFIT	607,960	102,060	946,037	1,625,073

OPERATING EXPENSES
Salaries and other compensation expense	241,489	312,957	513,300	620,437
Professional fees	192,813	444,768	483,542	841,323
Other general and administrative expenses	110,723	156,829	237,552	290,453
Marketing and advertising expenses	385,260	664,673	843,913	973,615
Research and development expenses	15,476	173,632	43,657	264,249
Depreciation and amortization	65,448	65,449	130,896	130,801

TOTAL OPERATING EXPENSES	1,011,209	1,818,308	2,252,860	3,120,878

LOSS FROM OPERATIONS	(403,249)	(1,716,248)	(1,306,823)	(1,495,805)

OTHER INCOME (EXPENSE):
Interest, net	(161,383)	(12,015)	(319,212)	(27,544)
Other income, net	459	5,000	2,563	45,413

TOTAL OTHER INCOME (EXPENSE)	(160,924)	(7,015)	(316,649)	17,869

NET LOSS BEFORE INCOME TAXES	(564,173)	(1,723,263)	(1,623,472)	(1,477,936)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(564,173)	$(1,723,263)	$(1,623,472)	$(1,477,936)

NET LOSS PER COMMON SHARE
—basic	$(0.04)	$(0.13)	$(0.11)	$(0.11)

—diluted	$(0.04)	$(0.13)	$(0.11)	$(0.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
—basic	14,259,757	13,314,323	14,226,402	13,313,293

—diluted	14,259,757	13,314,323	14,226,402	13,313,293

See notes to condensed consolidated financial statements.

SINOFRESH HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,623,472)	$(1,477,936)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock, options and warrants issued for services	13,686	21,875
Amortization and depreciation	130,896	130,801
Stock issued for settlement cost	37,500	—
Change in allowance for discounts and returns	46,000	—
Amortization of debt discount	152,502	—
Amortization of deferred debt issuance costs	102,534	—
Changes in assets and liabilities:
Accounts receivable	22,369	539,626
Inventory	(6,279)	142,369
Other current assets	176,195	70,802
Other assets	—	800
Accounts payable	(139,390)	837,657
Accrued expenses	(58,702)	(216,359)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,146,161)	49,635

INVESTING ACTIVITIES:
Payments for furniture and equipment	—	(2,947)

NET CASH (USED IN) INVESTING ACTIVITIES	—	(2,947)

FINANCING ACTIVITIES:
Payments received on warrant subscriptions receivable	—	120,000
Payments on long-term debt and capital leases	(13,895)	(376,272)

NET CASH (USED IN) FINANCING ACTIVITIES	(13,895)	(256,272)

NET DECREASE IN CASH	(1,160,056)	(209,584)

CASH AND CASH EQUIVALENTS — beginning of period	1,332,424	368,394

CASH AND CASH EQUIVALENTS — end of period	$172,368	$158,810

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$74,874	$57,510

NON-CASH ACTIVITY:
Conversion of accounts payable to a short term note payable	$22,875	$—

Warrants issued in connection with a services agreeement increasing other current assets and common stock	$18,985	$—

See notes to condensed consolidated financial statements.

SinoFresh HealthCare, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2005
Note 1. Basis of Presentation
     The accompanying unaudited financial statements of SinoFresh HealthCare, Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial position and results of operation.
     The Company’s ability to continue as a going concern is subject to uncertainty due to the Company’s history of losses, limited financial resources and need for additional working capital to implement the Company’s business plan. In this connection, the Company requires additional working capital in order to market and distribute its products, exploit the technology underlying its patents, further develop existing and new products, and to pay its existing accounts payable. At June 30, 2005, the Company had a working capital deficit of $1,387,216. The Company currently plans to meet its working capital requirements by obtaining financing through the sale of debt and equity securities. However, no assurances can be provided that this financing will be secured or secured at terms acceptable to the Company. The accompanying statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
     In the opinion of management, all adjustments, consisting of normal recurring adjustments, have been made in the June 30, 2005 and 2004 financial statements, which are necessary for a fair financial statement presentation. The results for the three and six months ended June 30, 2005 and 2004 are not necessarily indicative of financial operations for the full year.
     For further information, refer to the financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2004.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions primarily arise from risks and uncertainties associated with potential future product returns, the uncollectibility of accounts and other receivables, inventory obsolescence, valuation of acquired assets for purposes of allocating the purchase price, including patents and goodwill, subsequent recoverability analysis, and estimated accruals relating to legal contingencies.
     Certain reclassifications have been made in the 2004 statements to conform to the 2005 presentation.
Note 2. Shareholders’ Equity
     During the six months ended June 30, 2005 there were 62,500 shares of Series C preferred shares that were converted into 125,000 shares of common stock.
     In May 2005 the Company granted 10,000 non-plan stock options to a consultant at an exercise price of $1.00. The market price on the date of grant was $0.45. The options expire in five years and vest immediately.
     In March 2005 the Company re-priced 27,500 non-plan options originally issued in 2003 to an entity which provided marketing related services to the Company. The original exercise price of the options was $1.00 and has now been reduced to $0.55. There was no additional expense incurred as a result of the re-pricing.

     In February 2005, the Company granted 216,500 stock options to employees at an exercise price of $0.57 which was equal to the market price of underlying common stock as of the date of the grants. The employee options expire in five years and vest over a three-year period.
     In January 2005, the Company issued 50,000 shares of common stock in order to settle an existing law suit. The market value of the shares on the date of issuance was $37,500. During the first six months of 2005, holders of 62,500 shares of series C convertible preferred stock converted their shares into 125,000 shares of common stock.
Note 3. Stock-based Compensation
     The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). Under APB No. 25, compensation cost is determined based on the difference, if any, on the measurement date, which is generally the grant date, between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock.
     The fair value of each stock option or warrant granted to non-employees is estimated on the measurement date using the fair value method of SFAS 123.
     The following table reflects proforma supplemental financial information related to stock-based employee compensation, as required by SFAS No. 123 and SFAS 148 for the three months ended June 30,:

	2005	2004
Net loss, as reported	$(564,173)	$(1,723,263)
Additional stock-based employee compensation costs that would have been included in the determination of net loss if the fair value method (SFAS No. 123) had been applied to all awards	(42,329)	(109,815)

Pro forma net loss, as if the fair value method had been applied to all awards	$(606,502)	$(1,833,078)

Net loss per common share, as reported
—basic	$(0.04)	$(0.13)

—diluted	$(0.04)	$(0.13)

Pro forma net loss per common share, as if the fair value method had been applied to all awards
—basic	$(0.04)	$(0.14)

—diluted	$(0.04)	$(0.14)

     The following table reflects proforma supplemental financial information related to stock-based employee compensation, as required by SFAS No. 123 and SFAS 148 for the six months ended June 30:

	2005	2004
Net loss, as reported	$(1,623,472)	$(1,477,936)
Additional stock-based employee compensation costs that would have been included in the determination of net loss if the fair value method (SFAS No. 123) had been applied to all awards	(82,397)	(311,463)

Pro forma net loss, as if the fair value method had been applied to all awards	$(1,705,869)	$(1,789,399)

Net loss per common share, as reported

	2005	2004
—basic	$(0.11)	$(0.11)

—diluted	$(0.11)	$(0.11)

Pro forma net loss per common share, as if the fair value method had been applied to all awards
—basic	$(0.12)	$(0.13)

—diluted	$(0.12)	$(0.13)

Note 4: Related Party Information
     A director of the Company is the principal owner of a law firm that has provided legal services to the Company. The fees for these services were approximately $0 and $1,000 for the three months ended June 30, 2005 and 2004, respectively and $2,000 and $16,000 for the six months ended June 30, 2005 and 2004, respectively. At June 30, 2005, the Company owed this firm approximately $148,000 for accrued legal fees.
     The Company leases its current facility from an entity controlled by two of the Company’s officers. Rent expenses incurred to these parties during the three months ended June 30, 2005 and 2004 was approximately $19,000 and $19,000, respectively and $38,000 and $38,000 for the six months ended June 30 2005 and 2004, respectively. The Company owed this entity approximately $19,000 as of June 30, 2005 for accrued rent.
     Prior to June 2004, the Company rented a condominium, on a month to month basis, from an officer and director at the sum of $1,250 per month. The condominium was used as corporate housing by the Company. Total rent expensed for the three and six months ended June 30, 2004 was $2,500 and $6,250.
Note 5: Contingencies
     The Company is party to several legal proceedings as more fully discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. In addition, the Company may be subject to potential liability with respect to the matter described below.
     In September 2003, the Company issued 10,768,490 shares of common stock, 858,170 shares of Series A preferred stock, 1,500,000 shares of Series B preferred stock, and 1,218,711 shares of Series C preferred stock in exchange for the outstanding shares of common stock and preferred stock held by shareholders of the Company’s predecessor, SinoFresh HealthCare, Inc., a Delaware corporation (“HealthCare”). The Company issued these shares in connection with the merger of HealthCare into a wholly-owned subsidiary of the Company. This subsidiary is now known as SinoFresh Corporation. In connection with that transaction, the Company has been unable to obtain information which conclusively establishes that the issuance of the shares was exempt from registration under applicable federal and state securities laws. If such information is not available, the issuance of the Company’s shares may not have been in compliance with the registration provisions of the federal and state securities laws. As a result, the Company could be exposed to claims for rescission by shareholders who received shares in the merger. Although the Company would vigorously defend against any such actions, litigation may be costly and there is no assurance of the outcome. If the Company were not successful in the defense of this matter, the cost of repurchasing the shares could be material.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
SinoFresh HealthCare, Inc.
Englewood, Florida
     We have audited the accompanying consolidated balance sheet of SinoFresh HealthCare, Inc. and subsidiary as of December 31, 2004 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SinoFresh HealthCare, Inc. and subsidiary at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has incurred substantial losses since its inception, has a working capital deficiency at December 31, 2004, and has incurred negative cash flow from operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans related to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants
Orlando, Florida
Dated January 28, 2005

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEET

December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,332,424
Accounts receivable, net of allowances of $14,244	229,273
Inventory	43,124
Deferred debt issuance costs, current	205,068
Other current assets	323,468

TOTAL CURRENT ASSETS	2,133,357

FURNITURE AND EQUIPMENT, NET	110,204
PATENTS, NET	2,519,247
GOODWILL	2,409,401
DEFERRED DEBT ISSUANCE COSTS	187,994
OTHER ASSETS	6,418

$7,366,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of capital leases	$22,191
Accounts payable	1,828,911
Accrued expenses	490,384

TOTAL CURRENT LIABILITIES	2,341,486

CONVERTIBLE DEBENTURES, net of unamortized debt discounts	1,245,417
CAPITAL LEASES, NET OF CURRENT MATURITIES	61,660

TOTAL LIABILITIES	3,648,563

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, no par value; 500,000,000 shares authorized; 14,097,120 shares issued and outstanding	5,585,378
Preferred Stock, no par value; $2 liquidation value per share; 200,000,000 shares authorized
Series A convertible preferred stock, voting; 858,170 shares authorized, 823,795 shares issued and outstanding	1,647,589
Series B convertible preferred stock, voting; 1,500,000 shares authorized, issued and outstanding	3,000,000
Series C convertible preferred stock, voting; 1,250,000 shares authorized; 944,500 shares issued and outstanding	1,695,681
Accumulated deficit	(7,987,457)
Deferred stock-based compensation	(91,133)
Subscriptions receivable	(132,000)

TOTAL STOCKHOLDERS’ EQUITY	3,718,058

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,366,621

See notes to consolidated financial statements.

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003

REVENUE, net	$3,564,514	$1,830,195

COST OF REVENUE	942,623	607,766

GROSS PROFIT	2,621,891	1,222,429

OPERATING EXPENSES
Salaries and other compensation expenses	1,401,419	852,312
Professional fees	1,465,294	1,869,103
Other general and administrative expenses	567,913	560,657
Marketing and advertising expenses	1,137,832	1,196,939
Research and development expenses	236,387	184,772
Depreciation and amortization	261,697	250,834

TOTAL OPERATING EXPENSES	5,070,542	4,914,617

LOSS FROM OPERATIONS	(2,448,651)	(3,692,188)

OTHER INCOME (EXPENSE):
Interest, net	(1,303,380)	(85,185)
Other income (expense)	45,751	8,058

TOTAL OTHER INCOME (EXPENSE)	(1,257,629)	(77,127)

NET LOSS BEFORE INCOME TAXES	(3,706,280)	(3,769,315)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(3,706,280)	$(3,769,315)

NET LOSS PER COMMON SHARE
—Basic and diluted	$(0.28)	$(0.33)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
—Basic and diluted	13,442,660	11,547,120

See notes to consolidated financial statements.

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Preferred Stock
	Common Stock		Series A		Series B		Series C					Total
	Number		Number		Number		Number		Deferred stock-	Subscriptions	Accumulated	Stockholders’
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	based compensation	Receivable	Deficit	Equity
Balance at December 31, 2002	10,768,490	$2,154	808,170	$1,616,339	1,500,000	$3,000,000	337,500	$608,712	$—	$—	$(511,862)	$4,715,343

Effect reverse merger	2,483,333	(3,238)										(3,238)

Stock issued as settlement			50,000	100,000								100,000

Series C preferred Stock issued issued under private placement offering, net of $181,873 offering costs							881,211	1,580,549				1,580,549

Common stock issued to consultant	50,000	123,000										123,000

Issuance of options and warrants to consultants		706,125										706,125

Proceeds from sales of warrants, net of $176,050 in costs		1,423,950								(652,000)		771,950

Payments received on subscriptions										400,000		400,000

Net loss, year ended December 31, 2003											(3,769,315)	(3,769,315)

Balance at December 31, 2003	13,301,823	2,251,991	858,170	1,716,339	1,500,000	3,000,000	1,218,711	2,189,261	—	(252,000)	(4,281,177)	4,624,414
See notes to consolidated financial statements

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

			Preferred Stock
	Common Stock		Series A		Series B		Series C					Total
	Number		Number		Number		Number		Deferred stock-	Subscriptions	Accumulated	Stockholders’
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	based compensation	Receivable	Deficit	Equity
Payments received on subscriptions										$120,000		$120,000

Issuance of common shares for services	212,500	147,375										147,375

Conversion of Series A preferred to common	34,375	68,750	(34,375)	(68,750)								—

Conversion of Series C preferred to common	548,422	493,580					(274,211)	(493,580)				—

Issuance of options and warrants to consultants		494,182										494,182

Issuance of options to employees		299,500							(299,500)			—

Amortization of unearned stock based compensation									208,367			208,367

Issuance of warrants in connection with the convertible debentures		610,000										610,000

Beneficial conversion of debentures		1,220,000										1,220,000

Net loss, year ended December 31, 2004											(3,706,280)	(3,706,280)

Balance at December 31, 2004	14,097,120	$5,585,378	823,795	$1,647,589	1,500,000	$3,000,000	944,500	$1,695,681	$(91,133)	$(132,000)	$(7,987,457)	$3,718,058

See notes to consolidated financial statements

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,706,280)	$(3,769,315)

Adjustments to reconcile net loss to net cash used in operations:
Beneficial conversion feature of the convertible debentures	1,220,000	—
Stock, options and warrants issued for services	462,359	829,125
Amortization and depreciation	261,697	250,834
Stock issued as settlement cost	—	100,000
Bad debt expense	(4,756)	17,081
Change in allowance for returns	4,000	—
Amortization of debt discount	25,417	—
Amortization of deferred debt issuance costs	17,089	—
Other	—	(3,238)

Changes in assets and liabilities:
Accounts receivable	417,452	(644,906)
Inventory	128,883	(78,362)
Other current assets	(29,921)	(162,348)
Other assets	800	13,457
Accounts payable	1,135,653	460,138
Accrued expenses	(188,740)	279,876

NET CASH USED IN OPERATING ACTIVITIES	(256,347)	(2,707,658)

INVESTING ACTIVITIES:
Acquisition of SinoFresh Laboratories, Inc., net of cash	—	(72,605)
Payments for purchases of property and equipment	(2,947)	(35,073)

NET CASH USED IN INVESTING ACTIVITIES	(2,947)	(107,678)

FINANCING ACTIVITIES:
Net proceeds from issuance of stock and warrants	—	2,484,499
Payments received on subscriptions receivable	120,000	400,000
Proceeds from short-term notes payable	—	300,000
Proceeds from long-term debt borrowings	1,830,000	—
Deferred debt issuance costs	(141,850)	—
Payments on long-term debt and capital leases	(584,826)	(246,454)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,223,324	2,938,045

NET INCREASE IN CASH AND CASH EQUIVALENTS	964,030	122,709

CASH AND CASH EQUIVALENTS — beginning of period	368,394	245,685

CASH AND CASH EQUIVALENTS — end of period	$1,332,424	$368,394

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the period for interest	$70,926	$141,685

NON-CASH ACTIVITY:
Warrants issued to placement agent increasing deferred debt issuance costs and common stock	$268,301	$—

Warrants issued in connection with convertible debentures decreasing convertible debentures and increasing common stock	$610,000	$—

Warrants issued in connection with a services agreement increasing other current assets and common stock	$119,264	$—

See notes to consolidated financial statements.

SINOFRESH HEALTHCARE, INC.
Notes to Condensed Consolidated Financial Statements
For the years ended December 31, 2004 and 2003
NOTE 1: Nature of Business and Summary of Significant Accounting Policies
     ORGANIZATION: The Company’s predecessor, SinoFresh HealthCare, Inc. (SinoFresh — Delaware) was incorporated in the state of Delaware on October 15, 2002. In November 2002 SinoFresh - Delaware entered into an asset purchase agreement (the “Asset Purchase Agreement”) whereby it received certain assets and liabilities of SinoFresh Laboratories, Inc. effective at the close of business on November 15, 2002 in exchange for 808,170 shares of its Series A preferred stock (see notes 2 and 7).
     On September 8, 2003, (the Merger Date) SinoFresh — Delaware; SinoFresh Acquisition Corp. (Acquisition), SinoFresh Corp., formerly known as e-Book Network, Inc., a Florida corporation, and the sole director and majority shareholder of SinoFresh Corp. entered into a Merger Agreement. In addition, SinoFresh Corp. changed its name to SinoFresh HealthCare, Inc. (SinoFresh – Florida or SinoFresh or Company) and amended its Articles of Incorporation authorizing the issuance of up to 700,000,000 shares of no par value capital stock, consisting of 500,000,000 shares of common stock and 200,000,000 shares of preferred stock. The amended Articles also designated 858,170 shares of the preferred stock as Series A preferred stock with each share convertible into one common share and possessing one vote. In addition, 1,500,000 shares of the preferred stock were designated as Series B preferred stock with each share convertible into two shares of common stock and possessing two votes. Another 1,250,000 shares of preferred stock was designated as Series C preferred stock with each share convertible into two shares of common stock and possessing two votes.
     Under the Merger Agreement, SinoFresh Corp. acquired all of the outstanding capital stock of SinoFresh — Delaware consisting of 21,536,980 shares of common stock, 1,716,399 shares of Series A preferred stock; 6,000,000 shares of Series B preferred stock and 4,874,843 shares of Series C preferred stock in exchange for 10,768,490 shares of SinoFresh Corp. common stock, 858,170 shares of SinoFresh Corp. Series A preferred stock; 1,500,000 shares of SinoFresh Corp. Series B preferred stock and 1,218,711 shares of SinoFresh Corp. Series C preferred stock. In connection with the Merger Agreement, the sole director and majority shareholder of SinoFresh Corp. agreed to tender 19,616,667 shares in SinoFresh Corp. back to SinoFresh Corp. for cancellation. In addition, SinoFresh — Delaware was to exchange options to purchase 3,000,000 common shares, warrants to purchase 900,000 common shares for $1.00 per share, warrants to purchase 1,350,000 common shares for $5.00 per share and warrants to purchase 100,000 common shares for $7.00 per share for SinoFresh Corp. options to purchase 1,500,000 common shares, warrants to purchase 450,000 common shares for $1.00 per share, warrants to purchase 1,350,000 common shares for $5.00 per share and warrants to purchase 100,000 common shares for $7.00 per share.
     Prior to the issuance of the options for 3,000,000 common shares, the Company amended the grant list. The number of options granted under the amended grant before the merger was 2,199,250, which amounted to 1,099,625 post merger. In addition, the number of warrants exchanged at $5.00 per share was ultimately 1,383,970.
     Subsequent to the merger, Acquisition, which changed its name to SinoFresh Corporation, remains the operating subsidiary of the Company. The shareholders of SinoFresh — Delaware obtained approximately 81% of the common stock and additional voting control by virtue of the voting rights of the preferred stock, providing a total voting interest of 91%. Since the shareholders of SinoFresh — Delaware also obtained management control, the merger transaction was treated as a recapitalization of the Company, with SinoFresh — Delaware as the acquirer for financial accounting purposes. Accordingly the shareholders of SinoFresh Corp. were deemed to be issued approximately 2,483,000 common shares.
     The amended Articles of Incorporation stipulate the Company will register a portion of the shares of common stock with the Securities and Exchange Commission (SEC). In addition, Series A, Series B and Series C preferred shareholders also have certain registration rights. The Company believes that its obligations to register these shares are moot since the holders of those shares are able to now convert and/or sell under Rule 144.
     All share and per share data in the accompanying consolidated financial statements have been retroactively changed to reflect this transaction.
     NATURE OF BUSINESS: The Company is engaged in the research, development, and marketing of proprietary products for the prevention and treatment of various upper respiratory ailments. SinoFresh™ Nasal and Sinus Care was distributed by the Company in a limited geographical area in Florida until May 2003 at which time the Company entered into a master broker agreement with a national company to obtain national distribution of its nasal product through various national drugstores and grocery store chains. As of December 31, 2004 the Company has distribution agreements with most of the major drug retailers as well as certain major grocery chains, which enable it to place its product in over 20,000 retail locations across the country.

     The Company’s business is subject to various risks and uncertainties and the Company’s ability to continue as a going concern is dependent on its ability to market and distribute its products and utilize the technology underlying its patents. The Company has a working capital deficit at December 31, 2004 of approximately $208,000, it has incurred a net loss of approximately $3,706,000 and has consumed approximately $398,000 of cash in operations for the year then ended. Management believes that these risks are mitigated by the annual growth in revenues, recent debenture financing and possible future capital funding and/or borrowings. The rate of the Company’s future growth and success will be dependent on its ability to generate the necessary resources through product sales and/or through borrowings or equity financing. The accompanying statements do not include any adjustments that might be necessary if the Company is unable to generate these revenues and implement its business plan.
     ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions primarily arise from risks and uncertainties associated with potential future product returns, the uncollectibility of accounts and other receivables, inventory obsolescence, valuation of acquired assets for purposes of allocating the purchase price, including patents and goodwill, subsequent recoverability analysis, and estimated accruals relating to legal contingencies.
     CONCENTRATION OF RISK: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s investment policy is to invest in low risk, highly liquid investments. At December 31, 2004, ninety one percent (91%) of gross accounts receivable were due from four customers. Additionally, approximately seventy percent (70%) of the Company’s revenues during 2004 were derived from three customers.
     The Company’s business is dependent on its ability to utilize the underlying patents and a third party manufacturer provides all of the Company’s manufacturing capacity. The Company is also dependent on the revenue from the sale of SinoFresh™ Nasal and Sinus Care, its only product available for sale as of December 31, 2004.
     CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.
     FAIR VALUE OF FINANCIAL INSTRUMENTS: All financial instruments are carried at amounts that approximate fair value.
     ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS: Accounts receivable result from the sale of the Company’s products at sales prices, net of estimated sales returns and other allowances. The Company estimates an allowance for doubtful accounts based on a specific identification basis and additional allowances based on historical collections experience. Accounts are considered past due when outstanding beyond the stated payment terms. The Company will not write-off any account receivable until all reasonable means of collection have been exhausted and collection does not appear probable.
     INVENTORIES: Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market and are evaluated for product obsolescence on a periodic basis (see note 3).
     DEFERRED DEBT ISSUANCE COSTS: Deferred debt issuance costs relate to placement agent fees and legal fees associated with the convertible debentures (see note 6). The valuation of the warrants utilized to pay these fees was computed using the Black-Scholes method and is being amortized over the 24 month term of the debentures.
     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Equipment is depreciated using the straight-line method over five to seven years (see note 4).
     PATENTS: Patents are stated at cost and are amortized over thirteen years (the approximate life of the patents on the date of purchase) using the straight-line method (see note 5).
     GOODWILL: The Company’s goodwill was established as a result of the asset acquisition (see note 2). Goodwill is carried at lower of cost or market and is subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs which indicates that the carrying amount of goodwill may not be recoverable. Management believes that based on testing performed in 2004, the Company’s long-lived assets, including goodwill are not impaired.
     LONG-LIVED ASSETS: The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
     REVENUE RECOGNITION: In general, revenue from sales is recognized at the time products are shipped less estimated sales returns, certain vendor cooperative promotional costs and other allowances.
     Occasionally, new customers require the Company to initially ship product on a consignment basis. Those verbal arrangements generally expire in one year or less depending on the product sell through attained by the new customers. Consignment sales are not recognized until the customer sells the product.
     MARKETING AND ADVERTISING EXPENSES: Included in marketing and advertising expenses are costs associated with promoting the Company’s product, public relations, conducting marketing studies and other internal expenses. The Company uses television, radio and print as its primary forms of media for product promotion. Product promotion costs were $913,385 and $641,212 for the years ended December 31, 2004 and 2003, respectively. In addition to media, the Company also promotes its product through the services of a public relations firm and through entertainer, Ed McMahon. Public relations expenses were $152,042 and $311,583 for the years ended December 31, 2004 and 2003, respectively. The Company has incurred $72,405 and $244,144 for the years ended December 31, 2004 and 2003, respectively, for market studies and other internal related expenses. All costs for advertising media is expensed in the period in which such media has been presented to its targeted audience.
     RESEARCH AND DEVELOPMENT COSTS: SinoFresh’s policy is to expense all research and development expenses as incurred. Research and development expenses during the years ended December 31, 2004 and 2003 totaled approximately $236,000 and $185,000, respectively. Substantial research and development costs are anticipated for the development of line extensions to the SinoFresh™ Nasal & Sinus Care product, including potential unrelated new products in the health care industry, in general, and in the respiratory and infectious disease category, in particular. New product development will be supported by clinical studies to ensure the safety and efficaciousness of the Company’s products, as well as for line extension derivatives of current and future products. Additionally, extensive clinical and developmental testing is anticipated in connection with the Company’s development of new over-the-counter (OTC) and ethical drug products related to the treatment of chronic sinusitis and other indications in the ear, nose and throat field. In addition, the Company performs extensive research and development aimed at increasing the number of on-label claims it may include on its OTC product and further documenting the efficacy of these products.
     SALES INCENTIVES AND CONSIDERATION PAID TO RETAILERS: The Company accounts for certain promotional costs such as sales incentives, promotional funds, cooperative advertising and consumer coupon redemptions as a reduction of net sales. For the years ended December 31, 2004 and 2003, the Company had recorded approximately $545,000 and $350,000, respectively, as a reduction of revenue related to these costs.
     SHIPPING AND HANDLING COSTS: Shipping and handling costs are classified as a cost of sales and those billed to customers are recorded as revenue on the consolidated statements of operations.
     STOCK-BASED COMPENSATION: The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). Under APB No. 25, compensation cost is determined based on the difference, if any, on the measurement date, which is generally the grant date, between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock (see note 7).
     The fair value of each stock option or warrant grant issued to non-employees is estimated on the measurement date using either the fair value method of SFAS 123 or the Black-Scholes method of SFAS 148 and is amortized over the related service period. Expenses recognized for such issuances were approximately $173,000 and $706,000 for the years ended December 31, 2004 and December 31, 2003, respectively.
     The following table reflects proforma supplemental financial information related to stock-based employee compensation, as required by SFAS No. 123 and SFAS 148:

	2004	2003

Net loss, as reported	$(3,706,280)	$(3,769,315)

Additional stock-based employee compensation costs that would have been included in the determination of net loss if the fair value method (SFAS No. 123) had been applied to all awards	(520,005)	(143,208)

Unaudited pro forma net loss, as if the fair value method had been applied to all awards	$(4,226,285)	$(3,912,523)

Net loss per common share, as reported	$(0.28)	$(0.33)

Unaudited pro forma net loss per common share, as if the fair value method had been applied to all awards	$(0.31)	$(0.34)

     The weighted average remaining contractual life of the options as of December 31, 2004 is 3.93 years. Options issued in 2004 were valued using the Black-Scholes method of SFAS 148. The weighted average fair value of options granted in 2004 was $1.57 and consisted of 200,000 options issued at market (weighted average fair value of $0.90), 350,000 options issued below market (weighted average fair value of $1.96) and 5,000 options issued above market (weighted average fair value of $0.90). In determining fair market value for options granted during 2004, the Company assumed a risk-free rate of 3%, an expected life of 5 years, volatility ranging from 2.11 to 3.11 and no expected dividends.
     Options issued in 2003 were valued using the fair value method of SFAS 123. The fair market value at the date of issuance was $1.00 for all options granted in 2003.
     INCOME TAXES: Deferred tax assets and liabilities and the resultant provision for income taxes are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized when management determines that it is more likely than not that the asset will be realized (see note 10).
     NET INCOME (LOSS) PER SHARE: Basic net income (loss) per share and diluted net income (loss) per share have been computed based upon the weighted average number of common shares outstanding during the year. Assumed common stock equivalents were excluded from the net loss per share computations, as their effect is antidilutive. Common stock equivalents could potentially dilute basic earnings per share in future periods if the Company generates net income. At December 31, 2004 and 2003, there were 4,405,115 and 2,071,470 warrants issued, respectively, to purchase common stock. At December 31, 2004 and 2003, there were 1,574,375 and 1,099,625 options issued to purchase common stock, respectively. At December 31, 2004 and 2003, there were 3,268,295 and 3,576,881 preferred shares, respectively, convertible to 5,712,795 and 6,295,592 common shares. At December 31, 2004 and 2003, there were outstanding debentures convertible into 3,327,273 and 0 common shares which may dilute future EPS.
     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned operating subsidiary, SinoFresh Corporation. All inter-company balances and transactions have been eliminated in consolidation.
     RECLASSIFICATIONS: Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation.
Recent Accounting Pronouncements
     In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments.” The Issue’s objective is to provide guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective with this annual report for fiscal 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.
     In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123R are effective for fiscal periods beginning after

June 15, 2005. If the Company had applied the provisions of SFAS No.123R to the financial statements for the period ending December 31, 2004, net loss would have increased by approximately $520,000. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to interim periods in the year of adoption. The Company is currently evaluating these transition methods.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4. “SFAS No. 151 amends the guidance in ARB No. 43, “Inventory Pricing,” for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) requiring that those items be recognized as current-period expenses regardless of whether they meet the criterion of “so abnormal.” This statement also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB Opinion No. 29, eliminating the exception to fair value accounting for nonmonetary exchanges of similar productive assets and replaces it with general exception to fair value accounting for nonmonetary exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.
NOTE 2: Asset and Business Acquisition
     On November 16, 2002 (Acquisition Date) SinoFresh — Delaware acquired the business and substantially all of the assets of SinoFresh Laboratories, Inc. (the Seller) and assumed certain liabilities in exchange for 808,170 shares of Series A preferred stock valued at $2.00 per share based on SinoFresh – Delaware’s most recent private placements of preferred stock. During the year ended December 31, 2003, additional acquisition costs related to legal expenses of approximately $73,000 were capitalized to goodwill.
     In connection with the acquisition in November 2002, the Company entered into an agreement with the founder of SinoFresh Laboratories, Inc. (and current CEO of the Company), whereby, the Company was assigned the three U.S. patents covering the formulations for solutions related to freshening the nose and throat with an antiseptic spray in exchange for 1,500,000 shares of Series B preferred stock valued at $2.00 per share. The aggregate $3,000,000 fair value of the intangible assets acquired was based on the contemporaneous cash sales price of Series C preferred stock.
     The Company accounted for these acquisitions using the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations.” The combined purchase price and acquisition costs incurred through December 31, 2002 exceeded the fair value of net assets acquired by approximately $2,337,000. The excess has been allocated to goodwill.
NOTE 3: Inventories
     Inventories at December 31, 2004 consisted of the following:

Finished Product	$43,124

Total	$43,124

     The Company has an agreement with a third party, who is a registered Federal Drug Administration and a cGMP (current Good Manufacturing Practices) qualified manufacturer, to manufacture its products. This agreement, which expires in December 2005, provides for minimum annual purchases by the Company of approximately $81,000 and provides the manufacturer with a security interest in all products and proceeds thereof for which the manufacturer has not been paid.
NOTE 4: Furniture and Equipment
     Furniture and equipment at December 31, 2004 summarized by major classification is as follows:

Furniture and Fixtures	$75,485
Computer Equipment	73,055
Warehouse Equipment	9,267
Less: Accumulated Depreciation	(47,603)

$110,204

     Furniture and equipment included computer and warehouse equipment of approximately $128,000 acquired under capital lease arrangements at December 31, 2004. Depreciation expense for capitalized furniture and equipment was approximately $31,000 and $16,000 for the years ended December 31, 2004 and 2003, respectively.
NOTE 5: Patents
     Patents as of December 31, 2004 consist of the following:

Patents	$3,000,000
Less: Accumulated Amortization	(480,753)

$2,519,247

     Patents are being amortized over 13 years based on the estimated remaining legal life as of the date of the acquisition of such patents. Amortization expense was approximately $231,000 and $235,000 for the years ended December 31, 2004 and 2003, respectively.
     The estimated aggregate amortization expense for patents for each of the succeeding five calendar years is approximately as follows:

2005	$231,000
2006	$231,000
2007	$231,000
2008	$231,000
2009	$231,000
     The original valuation of the Company’s patents was preformed by an independent valuation specialist and involved the use of estimates related to the fair value of the patents. As of December 31, 2004, the Company has evaluated it patents and has determined that there is no impairment in such asset value.
NOTE 6: Convertible Debentures and Capital Leases
     On December 7, 2004, the Company obtained financing in the total amount of $1,830,000 through the sale of 2-year Senior Secured 6% Convertible Debentures (the “Debentures”) to various institutional and private investors. The Debentures, which mature 2 years from the date of issuance, are collateralized by all of the assets of the Company and its operating subsidiary, SinoFresh Corporation (including the Company’s patents and trademarks); and, the Debentures are convertible at a conversion price of $.55 per share, subject to certain anti-dilution provisions contained in the terms of the Debentures. The Company reserved the right to require conversion of the Debentures at any time after an effective registration statement if the closing bid price of the Company’s stock exceeds 300% of the conversion price then in effect for a period of 20 consecutive trading days. Interest is payable quarterly in arrears in cash; however, the Company may make interest payments with common stock so long as the market price of the common stock at such time is at least 115% of the then effective conversion price. The Company’s subsidiary, SinoFresh Corporation, entered into a guaranty agreement with the investors, guaranteeing the Company’s performance under the financing documents.
     As an inducement to the Debenture holders, 1,663,645 warrants were issued at an exercise price of $0.60. Debenture proceeds allocated to these warrants totaled $610,000 and are reflected as a debt discount against the value of the total Debenture proceeds (see note 7). The debt discount is being amortized to interest expense over the 24-month term of the Debentures.
     In connection with the debentures, the Company issued 320,000 warrants to a placement agent. These warrants were valued at approximately $268,000 and are being amortized to interest expense over the 24-month term of the debentures. The Company also paid approximately $142,000 for placement agent and other closing costs related to the Debentures. These costs have been recorded as deferred debt issuance costs and are being amortized to interest expense over the 24 month term of the Debentures.

     In accordance with Emerging Issues Task Force Issue Nos. 98-7 and 00-27, the convertible debentures are deemed to contain a beneficial conversion feature. The beneficial conversion feature for the debenture transaction was estimated to be $1,220,000. Due to the Debentures being immediately convertible, the beneficial conversion feature was fully expensed to interest expense as of the date of issuance.
     At December 31, 2004, long-term debt consisted of the following:

6% Secured convertible debentures	$1,830,000
Unamortized debt discounts	(584,583)
Capital lease obligations	83,851

$1,329,268
Less current portion	(22,191)

$1,307,077

Future minimum maturities of notes payable are as follows:

Year Ended
2005	$22,191
2006	$1,853,869
2007	$23,530
2008	$14,261
NOTE 7: Stockholders’ Equity
Common Stock
     The holders of SinoFresh’s common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding-up, and after payment of creditors and preferred shareholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. Each share of the common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. We have authorized 500,000,000 shares of no par value common stock. As of December 31, 2004, there are 14,097,120 shares issued and outstanding and $132,000 warrant subscriptions receivable.
     During 2004, the Company issued 12,500 restricted common shares to an employee in connection with an employment agreement and 200,000 restricted common shares to two service providers in accordance with service agreements. In addition, 34,375 Series A preferred shares were converted into 34,375 shares of common stock and 274,211 Series C preferred shares were converted in 548,422 shares of common stock.
Preferred Stock
     Our Articles of Incorporation authorize the issuance of up to 200,000,000 shares of “blank check” preferred stock with such rights and preferences as our board of directors, without further shareholder approval, may determine from time to time. Of these authorized preferred shares, SinoFresh has designated 858,170 shares as Series A preferred stock, 1,500,000 shares as Series B preferred stock, and 1,250,000 shares as Series C preferred stock. All preferred stock ranks senior to common stock as to payment of dividends and distribution of assets. Series A and B preferred stock ranks junior to Series C preferred stock, and Series A preferred stock ranks junior to Series B preferred stock, as to payment of dividends and distribution of assets. All three series of preferred stock have a liquidation value of $2.00 per share. Series A preferred shares are convertible into common stock on a one-for-one basis, while Series B and C preferred shares are convertible on a two-for-one basis, and, all have voting rights equivalent to the common stock into which they are convertible. In September 2004, the shares of common stock underlying the outstanding preferred stock became eligible for resale under Rule 144. There are 823,795 shares of Series A preferred stock outstanding, 1,500,000 shares of Series B preferred outstanding and 944,500 shares of Series C preferred stock outstanding, as of December 31, 2004.

Debentures
     In connection with a December 2004 financing, we issued $1,830,000 of senior secured 6% convertible debentures which have a maturity date of December 5, 2006. The debentures are convertible into 3,327,273 shares of common stock at a conversion price of $0.55 per share. The debentures contain anti-dilution provisions under which the number of shares issuable upon conversion of the debentures and the conversion price will be adjusted upon the sale by us of common stock or securities convertible into or exercisable for common stock at prices below the then existing conversion price of the debenture, the occurrence of stock splits, stock distributions, and other corporate events. We may, at our option, require the conversion of all of the debentures into shares of common stock provided that the market price of our common stock exceeds 300% of the conversion price of the debentures then in effect for at least 20 consecutive trading days and until delivery of a notice of mandatory conversion in accordance with the terms of the debenture.
     Under the debentures, we are prohibited from taking certain corporate actions without the written consent of the holders of the debentures, including the making of distributions on our capital stock; the redemption or repurchase of our securities; the creation of any liability or lien on our assets except borrowings existing or committed on December 6, 2004, obligations to trade creditors or financial institutions incurred in the ordinary course of business, and loans to repay the debentures; the sale or other disposition of any significant portion of our assets outside of the ordinary course of business; the loaning or the advancing of any funds or credit, except in connection with any such items in existence or committed on December 6, 2004, or made in the ordinary course of business, or that are not in excess of $50,000 if made outside the ordinary course of business; and create any contingent liabilities except those that are in existence on December 6, 2004 or are made in the ordinary course of business.
Warrants and Stock Options
     Warrants
     In connection with the debenture financing, we issued to the debenture holders and a placement agent warrants to purchase 1,663,645 and 320,000 shares of common stock, respectively. The warrants have an exercise price of $0.60 and $0.55 per share, respectively, and expire on December 6, 2009. The warrants contain anti-dilution provisions under which the number of shares issuable upon exercise of the warrants and the exercise price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the warrants, the occurrence of stock splits, stock distributions, and other corporate events.
     The Company issued warrants to consultants and service providers in fiscal 2004 for a total of 350,000 shares of common stock, with exercise price ranging from $0.29 to $0.60 per share. The warrants have terms of five years and vesting ranges from immediate to one year. The warrants contain standard anti-dilution provisions pursuant to which the number of shares issuable upon exercise of the warrants will be adjusted upon stock splits, stock distributions and the like. These warrants were valued at approximately $225,000.
     We have outstanding additional warrants to purchase a total of 2,071,470 shares of common stock. The warrants were issued in private placements and to consultants and vendors in respect of services. The warrants have exercise prices ranging from $1.00 to $7.00 per share, and expire at varying times from February, 2005 through October, 2008. The warrants contain standard anti-dilution provisions pursuant to which the number of shares issuable upon exercise of the warrants will be adjusted upon stock splits, stock distributions and the like.
     Stock Options
     We have issued options to purchase 269,625 shares of common stock to independent consultants at exercise prices ranging from $1.00 to $1.50 per share. All of these options are currently exercisable and expire at varying times between September 1, 2008 and July 7, 2009.
     Plan Stock Options
     We have reserved for options under our 2002 Stock Option Plan 3,000,000 shares of common stock. As of December 31, 2004, there were outstanding options under the Plan for 1,304,750 shares of common stock, at exercise prices ranging from $0.75 to $1.70 per share.
     Plan stock option activity was as follows during the years ended December 31, 2004 and 2003.

		Weighted Average

	Options	Exercise Price

Outstanding at December 31, 2002	—	—
Options granted	831,000	$1.00
Exercised	—	—
Expired or cancelled	—	—

Outstanding — December 31, 2003	831,000	$1.00
Options granted	555,000	$1.03
Exercised	—	—
Expired or cancelled	(81,250)	$1.00

Outstanding — end of year	1,304,750	$1.01

Exercisable as of December 31, 2004	829,750	$0.98

     In November 2004, the Company agreed to fully vest all 200,000 options previously issued to its Chief Financial Officer in recognition of his past contributions. Of these options, 70,000 options were already vested and 130,000 options were originally scheduled to vest in equal amounts in September of 2005 and 2006.
     In November, 2003, the board of directors, by unanimous written consent, granted an option for 890,000 shares of stock to SinoFresh Management, LLC, a company owned by Stephen Bannon and Charles Fust. At the time of the grant, not all board members were aware of the interest of the two directors in that company. In April 2004, the Executive Committee declared that option invalid. In July 2004, the Board of Directors, by majority vote, ratified the action taken by the Executive Committee.
NOTE 8: Related Party Information
     One of the Company’s attorneys served as Secretary until April 2003. The Company had incurred legal fees with this law firm of approximately $37,000 for the year ended December 31, 2003.
     A director of the Company is the principal owner of a law firm that provided services to the Company. The expenses incurred to that law firm were $20,000 and $277,000 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, the Company had $146,000 recorded in accounts payable and accrued liabilities due to this firm.
     A former director of the Company provided consulting services to the Company directly and through his affiliate. The consultant resigned as director in September, 2003. Consulting expenses for this consultant while serving as director was $89,000 for the year ended December 31, 2003.
     The Company incurred consulting fees to an entity affiliated with a former director/principal stockholder. The director resigned in September, 2003. Expenses to this entity during the period that this individual served as director totaled $227,000 for the year ended December 31, 2003.
     The Company leases its current facility from an entity controlled by two of the Company’s officers. Rent related to this facility began in August, 2003 and totaled $77,000 and $32,000 for the years ended December 31, 2004 and 2003, respectively (see note 9). As of December 31, 2004, the Company had approximately $25,000 recorded in accounts payable due to this entity.
     In 2003, the Company paid approximately $30,000 in lease payments for vacated office space that had been leased by an officer and director on behalf of a predecessor company.
     The Company rented on a month-to-month basis from an officer and director at the sum of $1,250 per month a condominium apartment owned by the officer and director and which was used as corporate housing by the Company. Total rent expensed in 2004 and 2003 was $6,250 and $7,500, respectively. This arrangement was terminated as of June, 2004. During 2003, consulting fees paid to this individual prior to her becoming an officer and a director approximated $10,000.
     During the year ended December 31, 2003, the Company expensed approximately $131,000 in legal fees in connection with foreign patents owned by the Company’s Chairman and CEO. The foreign patents were assigned to the Company in 2004 (see note 9).
NOTE 9: Commitments and Contingencies
     In October 2004, SinoFresh entered into an agreement with BestBet Media Group, Inc. to provide the services of nationally known entertainer Ed McMahon for purposes of endorsing and promoting SinoFresh products. The term of this agreement is for one-year and is renewed automatically for two additional one year periods unless terminated by either party with at least 90 days’ written notice prior to the expiration of the then current term. Compensation for these services consists of a $75,000 contract fee, warrants to purchase 200,000 shares of the Company’s common stock at $0.29 vesting in one year and expiring in five years and a royalty payment based on certain revenue criteria. The value of the royalty payment cannot be presently determined.
     The Company entered into a five-year agreement to lease a new headquarters facility for a base rate of $5,998 per month plus sales tax, effective April 2003, but did not move in or incur expenses until August 2003. The property is leased from a company owned by two officers/shareholders of the Company. The lease provides for two additional five-year terms with the Company. The Company expensed approximately $77,000 and $32,000 during the years ended December 31, 2004 and 2003, respectively, related to this lease.
     On February 4, 2003, the Company entered into an agreement to have a third party, who is a registered Federal Drug Administration and a cGMP (current Good Manufacturing Practices) qualified manufacturer, to manufacture its products. This agreement automatically renewed on December 31, 2004 for an additional one-year period. The agreement provides for minimum annual purchases by the Company of approximately $73,500 and provides the manufacturer with a security interest in all products and proceeds thereof for which the manufacturer has not been paid.
     Effective March 1, 2003, the Company entered into a three-year master broker agreement with a national company. Under this contract the master broker became the Company’s exclusive broker, with minor exception, to all retail accounts in the United States. The master broker is entitled to a percentage of net revenues generated under this agreement. In addition, the master broker agreed to develop a marketing plan and provide certain other services. The Company incurred approximately $197,000 and $258,000 of fees for these services for the year ended December 31, 2004 and 2003, respectively, and are included in cost of goods sold in the accompanying consolidated statements of operations.
     The Company is subject to operating leases for the use of certain office equipment. Rental expense under these leases, amounted to approximately $11,000 and $6,000 for the years ended December 31, 2004 and 2003, respectively. Future noncancellable lease payments under these operating leases are $11,000 and $7,000 for the years ending December 31, 2005 and 2006, respectively. There are no equipment operating lease obligations beyond 2006.
     At the time of the acquisition of the assets of SinoFresh Laboratories, Inc. (“SinoFresh Labs”), the Company agreed to advance funds up to $50,000 in connection with litigation of SinoFresh Labs pending at the time of the acquisition. The litigation has not been resolved and to date the Company has expensed approximately $76,000 for this litigation.
     The Company has an employment agreement with its Chief Executive Officer (CEO), which provides, among other things, that if the Company issues additional shares, the CEO shall receive options for the purchase of shares of the Company such that the CEO shall maintain no less than 15% ownership of the Company.
     On February 20, 2004, a law suit was filed in the U.S. District Court, Middle District of Florida, Ft. Myers Division, Case No. 04-CV-95-FTM-29 SPC, styled Hawkins, et al. vs. Charles Fust, et al., and an amended complaint was filed on March 3, 2004 which merely changed allegations directed toward the location where the action may be heard and noted that SinoFresh is a Florida corporation. This legal proceeding was moved to the U.S. District Court located in Tampa, Florida. The plaintiffs include Stephen Bannon and David Otto, directors of SinoFresh, as well as other purported shareholders of SinoFresh. The defendants are Charles Fust, Stacey Maloney-Fust, Robert DuPont, Russell R. Lee, III (the company’s former CFO), and SinoFresh HealthCare, Inc. The complaint alleges that it is a class action suit claiming federal securities law violations, breach of fiduciary duty, rescission of certain acts and contracts of SinoFresh, and an accounting and constructive trust, being brought by the lead plaintiffs on behalf of themselves and all persons in a class (other than the defendants) who purchased SinoFresh’s publicly traded shares between January 1, 2003 and February 19, 2004; however, the lawsuit was not certified as a class action suit.
     In June 2004, the plaintiffs filed a corrected second amended complaint in the U.S. District Court, Middle District of Florida, Tampa Division, Case No. 8:04-CV-490-T-30MSS. This complaint notes SinoFresh as a nominal defendant and adds the SinoFresh’s corporate counsel as additional defendants (seeking compensatory damages, including reimbursement of legal fees paid by SinoFresh). The complaint alleges that it is a derivative suit, includes the same allegations as in the original complaint, and also alleges, among other things, inadequate disclosure by the defendants in SEC filings regarding related party transactions and regarding Mr. Fust’s beneficial ownership (wherein Mr. Fust reported ownership of the 1,000,000 shares Crown IV Holdings portends to own), all for the alleged purpose of the defendants maintaining control of SinoFresh. In this complaint, the plaintiffs request, among other things, that the Court appoint a special monitor during the pendency of the litigation with authority to conduct investigations and issue a report to the Court; that the Court enjoin the defendant directors from “committing certain violations of Federal securities laws”, and from taking certain actions, including using corporate funds for the defense of the directors in the suit, conducting transactions in SinoFresh’s stock and soliciting proxies for a 2004 annual meeting.

     In June 2004, SinoFresh filed a motion with the Court (a) requesting the Court to appoint an independent person to make a good faith determination, after conducting a reasonable investigation, as to whether it is in the best interests of SinoFresh to maintain the shareholder derivative suit, and (b) requesting a stay of all proceedings in the case until the results of the investigation are provided to the Court. The interim stay was granted and the Court granted the motion for appointment of an independent investigator. The independent investigator commenced his investigation in September 2004 and is due to report back to the Court no later than May 30, 2005.
     The complaint alleges, among other things, the following:
     (a) that Mr. Fust has not transferred foreign patents he holds to two foreign entities related to SinoFresh through common ownership;
     (b) breach of fiduciary duty and self dealing by the individual defendants, including (i) the payment of legal fees in connection with litigation involving SinoFresh Laboratories, Inc. for which SinoFresh Laboratories agreed to indemnify SinoFresh, (ii) payment of lease obligations on a lease entered into by SinoFresh Laboratories and Charles Fust; (iii) failure to disclose to the directors that SinoFresh’s headquarters are owned by an entity controlled by Charles Fust and P. Robert DuPont; (iv) the payment of rent to Stacey Maloney-Fust for a condominium she owned; (v) the granting of options to insiders; (vi) entering into an employment agreement with Stacey Maloney-Fust without board approval; (vii) the objection by Mr. Lee of Messrs. Bannon and Otto (whom the plaintiffs allege constituted the Company’s audit committee) having direct oversight over the auditor and having the auditor report directly to Messrs. Bannon and Otto, and instead having the auditor report to Mr. Lee; (viii) removing Messrs. Bannon and Otto as directors in order to prevent them from bringing the foregoing to the attention of the auditor;
     (c) that there were certain enumerated defects with the Schedule 14C Information Statement filed with the SEC;
     (d) that the Company’s financial statements and the materials provided to the public, to the shareholders and to the SEC do not properly reflect the Company’s true financial condition, do not reflect the foreign patents are not held by two foreign entities and do not reflect a fair statement of the interim reporting periods of January 1 through September 30, 1993 [sic]. (The plaintiffs also allege that during this time frame, the defendants failed to file financial statements which conform to GAAP such that the financial statements will be presumably misleading and inaccurate.)
     Management of SinoFresh investigated the complaint and believes the allegations in the complaint to be false and misleading. SinoFresh disagrees with the allegations in the complaint and SinoFresh, on behalf of itself and its officers and directors, intends to vigorously defend the suit.
     The consolidated financial statements include no adjustment or provision related to the foregoing matters, the ultimate outcome of which cannot presently be determined.
     In March 2004, SinoFresh declared null and void two contracts entered into with Sargon Capital, Inc., a shareholder and an affiliate of a former director and officer, to-wit: an Investment Banking Services Agreement dated October 24, 2002, and a Financial Consulting Services Agreement originally dated in November 2002 which monthly payments under this consulting agreement approximate $8,000 with $96,000 due for the years 2003 and 2004, and $80,000 due for 2005. The consulting agreement was revised September 8, 2003 extending the term of September 2006 and increasing compensation to include 0.5% of gross revenue and 0.6% of net income before taxes, interest and amortization. Sargon claimed that SinoFresh owes approximately $173,000 for these services.
     In April 2004, a lawsuit was filed in Circuit Court for the 12th Judicial Circuit in and for Sarasota County, Florida, styled Sargon Capital, Inc. and Andrew Badolato vs. SinoFresh HealthCare, Inc., Charles Fust and John Hallman, Case No. 2004 CA3732SC. The complaint alleges a breach of the financial consulting services agreement by failing to pay certain fees to Sargon Capital, Inc. The complaint also alleges defamation of the principal of Sargon Capital, Inc. and a civil conspiracy to prevent Sargon Capital, Inc. from doing business in the State of Florida. SinoFresh believes that the agreements were improperly approved, were breached by Sargon, and are illegal because of the lack of appropriate licensure of Sargon. SinoFresh, on behalf of itself and its officers and directors, intends to vigorously defend the suit. The consolidated financial statements include no adjustment or provision related to the foregoing matters, the ultimate outcome of which cannot presently be determined.
     Management of SinoFresh believes that both of the above-described lawsuits are a backlash by Andrew Badolato and/or Sargon Capital, Inc. against SinoFresh in connection with the attempted removal of Stephen Bannon and David Otto as board members and as officers of SinoFresh. Mr. Badolato’s company, Sargon Capital, Inc., had been retained by SinoFresh’s predecessor for investment banking and consulting services. Over the course of Mr. Badolato’s and Sargon’s association with SinoFresh, current management came to believe that it was in the best interests of SinoFresh and its shareholders to sever ties with Mr. Badolato and Sargon. Since Messrs. Bannon and Otto became Board members as a result of their introduction to the Company by Mr. Badolato,

Mr. Fust and other shareholders deemed it in SinoFresh’s best interests to attempt to remove them as directors and to seek substitute directors who were truly independent from Mr. Badolato (and Sargon).
          Other Legal Proceedings
          A shareholder of SinoFresh’s predecessor commenced an action against the predecessor (SinoFresh Laboratories, Inc.), and certain of its former officers and directors, including Charles Fust. In that action, the plaintiff is seeking recovery, through arbitration, of his investment of $150,000. In addition, the plaintiff is seeking unspecified damages due to non-performance by SinoFresh Labs of a consulting agreement entered into January 2000. The agreement was for five years at $24,000 annually, of which $23,000 was paid. Under the terms of the asset purchase agreement between SinoFresh-Delaware and SinoFresh Labs, SinoFresh-Delaware agreed to reimburse SinoFresh Labs up to $50,000 in costs of defending this action, which agreement was assumed by SinoFresh as a result of the merger. This lawsuit is being vigorously defended, but no outcome or resolution of the arbitration or lawsuit is definitive or ascertainable at this time.
          Also in April 2004, a lawsuit was filed against SinoFresh by Bryan W. Miller in the Circuit Court of the 11th Judicial Court in and for Dade County, Florida, Civil Division Case No. 04-7960 CA 30, alleging that SinoFresh breached an agreement by failing to pay fees for a broker financing arrangement. The complaint seeks damages of $120,000 plus interest and attorney’s fees. Although SinoFresh denies the allegations, a settlement was reached in January 2005 for 50,000 shares of SinoFresh common stock. The value of this stock on the settlement date was $37,500 and is accrued as an expense in the accompanying consolidated financial statements of the Company as of December 31, 2004.
          The Company has been unable to obtain from either former counsel to the Company or former counsel to SinoFresh — Delaware, who were counsel of the Company and SinoFresh — Delaware at the time of the merger, information the Company believes is sufficient to indisputably support one or more exemptions from registration that were relied upon in connection with the issuance of the merger shares. If such information is not available, the issuance of the shares of the Company in respect of the merger may not have been in compliance with the registration provisions of the federal and state securities laws. There may have been a violation of Section 5 of the Securities Act of 1933, as amended, due to the unavailability of an exemption from registration. As a result, the Company may be exposed to claims for rescission by shareholders who received shares in the merger. Although the Company would vigorously defend against any such actions, litigation may be costly and there is no assurance of the outcome.
          From time to time, the Company is subjected to other litigation or proceedings in connection with its business, as either a plaintiff or defendant. There are no such pending legal proceedings to which the Company is a party that, in the opinion of management, is likely to have a material adverse effect on the Company’s business, financial condition or results of operations.
NOTE 10: Income Taxes
          At December 31, 2004, net operating losses available to be carried forward for federal income tax purposes are approximately $9,400,000 expiring in various amounts through 2024. Utilization of SinoFresh’s net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitation could result in the expiration of the net operating loss before utilization.
          The Company’s tax expense (benefit) differs from the “expected” tax expense (benefit) as follows:

	2004	2003
Computed “expected” tax expense (benefit)	$(1,394,673)	$(1,418,393)
Losses for which no benefit is recorded	1,405,468	1,427,806
Non-deductible	(10,795)	(9,413)

	$-0-	$-0-

          A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance for the entire deferred tax asset due to recurring losses since the Company’s inception.

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$3,027,597	$1,622,129
Less: valuation allowance	(3,027,597)	(1,622,129)

Net deferred tax asset	$-0-	$-0-

[Back Page of Prospectus]

PROSPECTUS

10,041,153 SHARES OF COMMON STOCK
to be offered by Selling Shareholders
SINOFRESH HEALTHCARE, INC.
_______, 2005

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 24. Indemnification of Directors and Officers
     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify each of its executive officers and directors against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant.
     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Item 25. Other Expenses of Issuance and Distribution

Registration fees		$0	*
Legal fees and expenses		$10,000	*
Printing and engraving expenses		$10,000	*
Accounting fees and expenses		$5,000	*
Miscellaneous		$5,000	*

	Total	$30,000	*

* All of the above, except the SEC Registration Fee, are estimated and remain subject to further contingencies.
Item 26. Sales of Unregistered Securities
     The following is a summary of the transactions by Registrant during the last three years involving sales of the Registrant’s securities that were not registered under the Securities Act. Each sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, unless indicated otherwise:
     In September 2005, the Company issued a warrant for 400,000 shares of common stock to an entity which provided a line of credit financing arrangement to the company. The warrant is currently exercisable and has a per share exercise price of $0.60. The warrant expires in September 2010.

     In August 2005, the Company entered into a business development agreement with a consulting group pursuant to which the Company agreed to issue to this entity a warrant for 12,000 shares of common stock. The warrant is currently exercisable and has a per share exercise price of $0.55. The warrant expires in August 2010.
     In August 2005, the Company issued 10,000 non-plan options to a consultant in exchange for research and development services. The options vest in one year and expire in five years. The options are exercisable at $0.55.
     In May 2005, the Company issued 10,000 non-plan options to a consultant in exchange for business development services. The options vest immediately and expire in five years. The options are exercisable at $1.00.
     In March 2005, the Company re-priced 27,500 non-plan options originally issued in 2003 to an entity in exchange for marketing related services. The original exercise price of the options was $1.00 per share and was reduced to $0.55 per share.
     In February 2005, the Company issued warrants for 100,000 shares to a vendor in exchange for services provided by the vendor. The warrants are currently exercisable and have an exercise price of $1.00 per share.
     In January 2005, the Company issued 50,000 shares of common stock in connection with the settlement of a lawsuit. As part of the settlement, the Company issued 37,500 shares to the plaintiff and 12,500 shares to the plaintiff’s counsel.
     Effective December 6, 2004, the Company issued $1,830,000 of Convertible Debentures and 1,663,645 common stock purchase warrants to 10 investors in a private placement. The debentures are convertible at $0.55 per share and the warrants are immediately exercisable at $0.60 per share. In connection with the private placement, the Company paid commissions to a broker in the amount of $112,850 and issued the broker 320,000 common stock purchase warrants which were immediately exercisable at $0.60 per share.
     On October 1, 2004, the Company issued to two service providers pursuant to a service and license agreement, a total of 150,000 shares of restricted common stock and warrants for 200,000 shares of common stock with an exercise price of $0.29 per share. The warrants are fully vested.
     On August 19, 2004, the Company issued to a service provider a total of 50,000 shares of restricted common stock and fully vested warrants for 150,000 shares of common stock with an exercise price of $0.60 per share.
     On January 15, 2004, the Company issued 12,500 shares of restricted common stock to an employee pursuant to an employment agreement.
     In November 2003, the Company issued to a former officer and his attorney a total of 50,000 shares of common stock pursuant to a settlement agreement.
     In September 2003, the Company sold common stock purchase warrants exercisable for 1,333,970 shares of common stock at a purchase price of $1.20 per warrant for aggregate gross proceeds of $1,600,764. The warrants vested immediately and are exercisable at $5.00 per share. Bristol Investment Group, Inc. was paid a commission of $176,000 in connection with the sale of the warrants.
     The Company issued 10,768,490 shares of common stock, 858,170 shares of Series A preferred stock, 1,500,000 shares of Series B preferred stock, and 1,218,711 shares of Series C preferred stock in respect of the acquisition of SinoFresh – Delaware in September 2003. We have been unable to obtain documentation which conclusively establishes that the issuance of these shares was exempt from registration under the Securites Act of 1933. Because this documentation is not available, it is possible that our issuance of shares in connection with the merger may not have been in compliance with the registration provisions of the federal and state securities laws. The Company may have certain financial exposure if there was not an exemption from registration for the issuance of securities in connection with the merger.

     The recipients of securities in each of the foregoing transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transaction. All recipients had adequate access to information about the Registrant.
Item 27. Exhibits

Number	Description
2.1	Merger Agreement dated September 8, 2003 (1)

3.1	Articles of Incorporation (2)

3.1.1	Amendment to Articles of Incorporation (3)

3.2	Bylaws (2)

3.2.1	Amendment to Bylaws (10)

4.1	Form of Common Stock Registration Rights Agreement (3)

4.2	Common Stock Registration Rights Agreement with D&J Properties (3)

4.3	Registration Rights Agreement with InvestLinc Equity Fund II, LP, InvestLinc Emerging Growth Equity Fund I, LLC and The Invest Line Group, Inc. dated November 15, 2002 (4)

4.4	Form of 2003 Warrant Agreement issued to warrant investors for 1,333,970 warrants, dated September 8, 2003(4)

4.5	Cancelable Warrant Agreement with Dave Macrae Trust dated September 1, 2003 (4)

4.6	2004 Warrant Agreement with Dave Macrae Trust dated as of September 1, 2004 (4)

4.7	Warrant Certificate dated November 15, 2002 in favor of The InvestLinc Group (4)

4.8	Warrant issued to BestBet Media Group, Inc., dated October 1, 2004 (6)

4.9	Warrant issued to Reno Rolle, dated August 19, 2004. (6)

4.10	Warrant issued to Ed McMahon, dated October 1, 2004. (6)

4.11	Registration Rights Agreement with Reno Rolle, dated August 19, 2004. (6)

4.12	Registration Rights Agreement with BestBet Media Group, Inc., dated October 1, 2004. (6)

4.13	Form of Warrant issued to Debenture investors for a total of 1,663,645 shares of common stock, dated December 6, 2004 (7)

4.14	Registration Rights Agreement with Debenture investors, dated December 6, 2004. (7)

4.15	Warrant issued to Bristol Investment Partners I, dated September 8, 2003(8)

4.16	Warrant issued to Bristol Investment Partners I, dated September 8, 2003(8)

4.17	Warrant issued to Bristol Investment Partners LP I, as of December 6, 2004(8)

Number	Description
4.18	Warrant issued to Michael Gottlieb, dated January 5, 2005(8)

4.19	Warrant issued to Michael Gottlieb, dated January 5, 2005(8)

4.20	Form of Warrant issued to Medical Advisory Board(8)

4.22	Warrant issued to D&J Properties, LLC, dated June 19, 2003(8)

4.23	Warrant issued to D&J Properties, LLC, dated June 19, 2003(8)

4.24	Warrant issued to David N. Macrae, dated as of September 1, 2003(8)

4.25	Warrant issued to Tim Kepler, dated as of November 7, 2003(8)

4.26	Form of Debenture issued to Debenture investors, dated December 6, 2004 (7)

4.27	Warrant issued to Adsouth Partners, Inc., dated February 24, 2005(11)

4.28	Registration Rights Agreement with Adsouth Partners, Inc., dated February 24, 2005(11)

4.29	Non-qualified Stock Option Agreement issued to Thomas Fitzgerald, dated May 31, 2005(12)

5.1	Opinion of Shutts & Bowen LLP.*

10.1	Contract Manufacturing Agreement between SinoFresh HealthCare, Inc. and AccuMed, Inc. (3)

10.2	Agreement with Bristol Investment Group, Inc. dated February 7, 2003 (3)

10.3	Employment Agreement with Charles Fust dated December 1, 2002 (3)

10.5	Proprietary Development, Right of First Refusal and Acquisition Agreement with SinoFresh Research Laboratories, LLC (3)

10.6	Investment Banking Services Agreement with Sargon Capital, Inc. dated October 24, 2002 (3)

10.7	Financial Consulting Services Agreement with Sargon Capital, Inc., dated September 8, 2003 (3)

10.8	National In-Store Agreement dated November 21, 2002 (3)

10.9	National In-Store Sales and Broker Agreement dated March 27, 2003 (3)

10.10	Agreement with David Farr dated October 9, 2003 (3)

10.11	Accounts Receivable Financing Agreement with Alliance Financial Capital, Inc. (3)

10.12	Agreement with Rubenstein Communications, Inc., dated March 18, 2003 (3)

10.13	Lease Agreement with DuPont & Fust Real Estate Ventures, LLC dated April 1, 2003 (9)

10.14	Allonge to Promissory Note dated February 1, 2001, in favor of Invest Linc Equity Fund II (4)

Number	Description
10.15	Allonge to Promissory Note dated February 1, 2001, in favor of Invest Linc Emerging Growth Equity Fund I, LLC (4)

10.16	Assumption Agreement dated November 15, 2002 in favor of Invest Linc Equity Fund II, Invest Linc Emerging Growth Equity Fund I, LLC (4)

10.17	Consulting Agreement with The Invest Linc Group, LLC dated November 15, 2002 (4)

10.18	Stock Purchase Agreement dated November 15, 2002 with Invest Linc Equity Fund II, Invest Linc Emerging Growth Equity Fund I, and The Invest Linc Group (4)

10.19	SinoFresh HealthCare, Inc. 2002 Stock Option Plan (3)

10.19.1	Form of Non-Qualified Stock Option Agreement for 2002 Stock Option Plan (10)

10.20	Agreement with Moty Herman dated October 21, 2003 (4)

10.21	Agreement between Charles Fust and Moty Herman dated October 22, 2003 (4)

10.22	Supplemental Letter Agreement with Moty Herman dated October 28, 2003 (4)

10.23	Letter Agreement from Charles Fust dated April 12, 2003 re Moty Herman Agreements (4)

10.24	Teaming Agreement with Lovelace Respiratory Research Institute, dated April 28, 2004 (5)

10.25	Securities Purchase Agreement with Debenture investors, dated December 6, 2004 (7)

10.26	Form of Convertible Debenture issued to investors for total of $1,830,000, dated December 6, 2004 (7)

10.27	Security Agreement with Debenture investors, and Bushido Capital Partners, L.P, as agent, dated December 6, 2004 (7)

10.28	Subsidiary Security Agreement between SinoFresh Corporation, Debenture investors and Bushido Capital Partners, L.P., as agent, dated December 6, 2004 (7)

10.29	Intellectual Property Security Agreement with Debenture investors, and Bushido Capital Partners, L.P., as agent, dated December 6, 2004 (7)

10.30	Subsidiary Intellectual Property Security Agreement between SinoFresh Corporation, Debenture investors, and Bushido Capital Partners, L.P., as agent, dated December 6, 2004 (7)

10.31	Guaranty Agreement by SinoFresh Corporation in favor of Debenture investors, dated December 6, 2004 (7)

10.32	Strategic Planning Services Agreement with David Macrae, dated September 5, 2003 (8)

10.33	Employment Agreement for Scott M. Klein, dated March 28, 2005 as of and effective November 1, 2004 (10)

10.34	Form of Non-Plan Option Agreement (10)

16.1	Letter from Salberg & Co. dated March 30, 2004 (8)

21.1	Subsidiaries of the Registrant (8)

Number	Description
23.1	Consent of Moore Stephens Lovelace, P.A.*

23.2	Consent of Shutts & Bowen LLP (Incorporated into Exhibit #5.1 above)

*	Filed herewith.

(1)	Incorporated by reference to Registrant’s Form 8-K, filed on September 23, 2003,

(2)	Incorporated by reference to Registrant’s Form 10-QSB, filed on April 29, 2002, File No. 0-49764.

(3)	Incorporated by reference to Registrant’s Form 10-QSB for the fiscal quarter ended September 30, 2003, filed on November 17, 2003, File No. 0-49764.

(4)	Incorporated by reference to Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004, File No. 0-49764.

(5)	Incorporated by reference to the Registrant’s Form 10-QSB for the fiscal quarter ended March 31, 2004, filed on May 17, 2004, File No. 0-49764.

(6)	Incorporated by reference to Registrant’s Form 8-K dated October 18, 2004, filed on October 22, 2004, File No. 0-49764.

(7)	Incorporated by reference to Registrant’s Form 8-K dated December 6, 2004, filed on December 10, 2004, File No. 0-49764.

(8)	Incorporated by reference to Registrant’s Form SB-2 Registration Statement filed on January 6, 2005, File No. 333-121880.

(9)	Incorporated by reference to Registrant’s Amendment No. 1 to Form SB-2 Registration Statement filed on January 27, 2005, File No. 333-121880.

(10)	Incorporated by reference to Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 31, 2005, File No. 0-49764.

(11)	Incorporated by reference to the Registrant’s Form 10-QSB for the fiscal quarter ended March 31, 2005, filed on May 16, 2005, File No. 0-49764.

(12)	Incorporated by reference to the Registrant’s Form 10-QSB for the fiscal quarter ended June 30, 2005, filed on August 15, 2005, File No. 0-49764.
Item 28. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Sections 10(a)(3)of the Securities Act of 1933 (the “Act”);
(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) Include any additional or changed material information on the plan of distribution;
(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.
     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Florida, on September 28, 2005.

SinoFresh HealthCare, Inc
By:	/s/ Charles A. Fust
Charles A. Fust
Chief Executive Officer and Chairman

POWER OF ATTORNEY
     We, the undersigned officers and directors of SinoFresh HealthCare, Inc., hereby severally constitute and appoint Charles A. Fust and Scott M. Klein and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
Director; Chief Executive Officer
/s/ Charles A. Fust	and Chairman	September 28, 2005

Charles A. Fust	(Principal Executive Officer)

Chief Financial Officer,
/s/ Scott M. Klein	Secretary	September 28, 2005

Scott M. Klein	(Principal Financial and
Accounting Officer)

/s/ Stacey Maloney-Fust	Director; Senior Vice President	September 28, 2005

Stacey Maloney-Fust

/s/ P. Robert DuPont	Director	September 28, 2005

P. Robert DuPont